UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

McMoRan Exploration Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Special Meeting of Stockholders
December      , 2010

October       , 2010
Dear Fellow Stockholders:
     We cordially invite you to attend a special meeting of the stockholders of McMoRan Exploration Co. to be held at its corporate headquarters located at 1615 Poydras Street, New Orleans, Louisiana 70112, on December      , 2010, at       Central Time.
     On September 19, 2010, we entered into an Agreement and Plan of Merger with Plains Exploration & Production Company (“PXP”) pursuant to which we agreed to acquire PXP’s shallow water Gulf of Mexico shelf assets for a combination of 51 million shares of our common stock and $75 million in cash (the “Acquisition”). Upon completion of, and as a condition to, the Acquisition, we have agreed to privately place $900 million in convertible securities comprised of $200 million of 7-year 4% Convertible Senior Notes, which will be sold to institutional investors, and $700 million of 5 3/4% Convertible Perpetual Preferred Stock, of which $500 million will be sold to Freeport-McMoRan Copper & Gold Inc. (“FCX”) and $200 million will be sold to institutional investors.
     Our common stock is listed on, and we are subject to the rules of, the New York Stock Exchange. The NYSE Listed Company Manual requires stockholder approval of (1) the issuance to PXP of shares of our common stock in connection with the Acquisition and (2) the issuance to FCX of shares of our 5 3/4% Convertible Perpetual Preferred Stock and the shares of our common stock issuable upon conversion of those shares. At the special meeting, holders of shares of our common stock will be asked to consider and vote on proposals to approve each of these proposed stock issuances. Our board of directors unanimously recommends that our stockholders vote “FOR” each of these Proposals.
     These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly. Whether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the special meeting. You may transmit your vote via the internet or you may complete and return the enclosed proxy card in the enclosed postage paid envelope. Transmitting your vote via the internet or completing and returning the enclosed proxy card will not prevent you from attending the special meeting and voting in person, but will assure that your vote is counted if you are unable to attend the special meeting. We thank you for your continued support of McMoRan Exploration Co.

Sincerely,

JAMES R. MOFFETT Co-Chairman of the Board, President & Chief Executive Officer

SUMMARY TERM SHEET OF THE ACQUISITION
INFORMATION ABOUT THE PARTIES TO THE ACQUISITION
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, SPECIAL MEETING AND VOTING
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE TRANSACTIONS
CAPITALIZATION
REVENUES AND DIRECT OPERATING EXPENSES OF THE PXP PROPERTIES TO BE ACQUIRED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
PROPOSAL NO. 1
PROPOSAL NO. 2
PROPOSAL NO. 3
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
ANNEX B

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112

Notice of Special Meeting of Stockholders
To be held on December      , 2010
To the Stockholders of McMoRan Exploration Co.:
     NOTICE IS GIVEN that a special meeting of the stockholders of McMoRan Exploration Co. (“McMoRan”), a Delaware corporation, is scheduled to be held at McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112, on December      , 2010, at       Central Time to consider and vote upon the following matters described in this notice and the accompanying proxy statement:
1.	a proposal to approve, as required by Section 312.03(c) of the New York Stock Exchange (“NYSE”) Listed Company Manual, the issuance of 51 million shares of McMoRan common stock to Plains Exploration & Production Company, as may be adjusted, pursuant to an Agreement and Plan of Merger dated as of September 19, 2010;

2.	a proposal to approve, as required by Sections 312.03(b) and (c) of the NYSE Listed Company Manual, the issuance of 500,000 shares of McMoRan 5 3/4% Convertible Perpetual Preferred Stock and the shares of our common stock issuable upon conversion of those shares to a subsidiary of Freeport-McMoRan Copper & Gold Inc. pursuant to a Stock Purchase Agreement dated as of September 19, 2010; and

3.	a proposal to approve an adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals.
     These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly. Our board of directors unanimously recommends that you vote “FOR” each of the Proposals above.
     All McMoRan stockholders are cordially invited to attend this special meeting, although only holders of record of our common stock at the close of business on October      , 2010 are entitled to receive notice of and to vote at the special meeting or any adjournment thereof. A list of stockholders who are entitled to receive notice of and to vote at the special meeting will be available in our offices located at 1615 Poydras Street, New Orleans, Louisiana 70112, during ordinary business hours for the ten-day period preceding the date of the special meeting. A stockholder list will also be available at the special meeting.
     TO ASSURE REPRESENTATION AT THE SPECIAL MEETING, WE URGE ALL STOCKHOLDERS TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY TRANSMITTING YOUR VOTE OVER THE INTERNET OR BY COMPLETING AND RETURNING A PROXY CARD IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

By Order of the Board of Directors.

Nancy D. Parmelee Senior Vice President, Chief Financial Officer & Secretary

October      , 2010
New Orleans, Louisiana

Information about Attending the Special Meeting
Only stockholders of record on the record date of October      , 2010 are entitled to notice of and to attend or vote at our special meeting. If you plan to attend the meeting in person, please bring the following:
1.	Proper identification.

2.	Acceptable Proof of Ownership if your shares are held in “street name.”
Street Name means your shares are held of record by brokers, banks or other institutions.
Acceptable Proof of Ownership is either (a) a letter from your broker confirming that you beneficially owned McMoRan Exploration Co. stock on the record date or (b) an account statement showing that you beneficially owned McMoRan Exploration Co. stock on the record date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER      , 2010.
This proxy statement is available at http://www.edocumentview.com/MMR_MTG

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
     Our board of directors is soliciting proxies for use at our special meeting of stockholders that is scheduled to be held at our corporate headquarters located at 1615 Poydras Street, New Orleans, Louisiana 70112, on December      , 2010, at       Central Time, or at any adjournment thereof, for the purposes set forth herein. Proxy materials are being mailed on or about October       , 2010, to all stockholders entitled to vote at the special meeting, based on an October       , 2010 record date.
SUMMARY TERM SHEET OF THE ACQUISITION
     At the special meeting, you will be asked to vote on a proposal to approve, as required by Section 312.03(c) of the NYSE Listed Company Manual, the issuance of 51 million shares of McMoRan common stock, subject to adjustment, to Plains Exploration & Production Company (“PXP”) pursuant to an Agreement and Plan of Merger dated as of September 19, 2010 (see Proposal No. 1). As discussed in more detail in this proxy statement beginning on page      , on September 19, 2010, we entered into an Agreement and Plan of Merger with PXP pursuant to which we agreed to acquire PXP’s shallow water Gulf of Mexico shelf assets for a combination of 51 million shares of our common stock and $75 million in cash, subject to adjustment (the “Acquisition”). The following is a summary term sheet of the Acquisition.

Transaction Consideration:	At the closing of the Acquisition, we will issue to PXP 51 million shares of our common stock, $0.01 par value per share (which we refer to as the “PXP Issuance”), and pay to PXP $75 million in cash, in each case as may be adjusted pursuant to the merger agreement.

Purchase Price	The purchase price is subject to certain adjustments as follows:
Adjustments:
• an adjustment to reflect the revenues and costs attributable to the Assets (as defined below) from August 1, 2010 through the date the Acquisition is consummated;

• reductions to reflect the diminution in value of the Assets due to title defects, environmental defects, casualty losses, exercises of preferential rights to purchase, or failure to obtain material consents; and

• increases to reflect title benefits.

Closing Conditions:	In addition to customary closing conditions, the respective obligations of each party to consummate the Acquisition are subject to:

• the approval by our stockholders, as required by the rules of the New York Stock Exchange, of the PXP Issuance and the issuance of 500,000 shares of our 5 3/4% Convertible Perpetual Preferred Stock and the shares of our common stock issuable upon conversion of those shares (which we refer to as the “FCX Issuance”) to Freeport-McMoRan Copper & Gold Inc. (“FCX”);

• the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

• the aggregate adjustments to the purchase price for title defects, environmental defects, casualty losses, preferential rights or material consents, not exceeding $200 million;

• the receipt of lender and other third party consents; and

• the successful completion by us of the private placement of $900 million in convertible securities comprised of $200 million of 7-year 4% Convertible Senior Notes, which will be sold to a group of institutional investors (the “Institutional Investors”), and $700 million of 5 3/4% Convertible Perpetual Preferred Stock, of which $500 million of one series of such 5 3/4% Convertible Perpetual Preferred Stock will be sold to FCX and $200 million of another series of such 5 3/4% Convertible Perpetual Preferred Stock will be sold to the Institutional Investors.

Termination	The merger agreement may be terminated under the following circumstances:
Rights:
• if the required vote of our stockholders is not obtained;

• by mutual written consent;

• if the closing has not been consummated on or before February 28, 2011;

• if a court or other governmental authority has issued a final, non-appealable order prohibiting the PXP Issuance or the FCX Issuance; or

• a material breach of our or PXP’s representations, warranties or obligations. In addition, PXP may terminate the merger agreement if our board of directors changes its recommendation regarding the PXP Issuance or the FCX Issuance.

Termination Fee:	If the merger agreement is terminated by PXP due to a change in our board of director’s recommendation in favor of the PXP issuance or the FCX Issuance, then we will be required to pay PXP a termination fee of $25 million. Alternatively, if the merger agreement is terminated because we do not obtain the necessary stockholder approval of the PXP Issuance, then we will be required to pay PXP a termination fee of $9.75 million, and we will be further required to pay PXP an additional fee of $15.25 million if within twelve months of such termination, we enter into an acquisition transaction with another party and certain other requirements are met. We will be required to pay PXP a termination fee of $9.75 million if we terminate the transaction due to the failure of the FCX Issuance and the related issuance of securities to institutional investors to close in certain circumstances.

Stockholder Agreement:	Upon closing of the Acquisition, we and PXP will enter into a stockholder agreement, pursuant to which, among other things, the size of our board of directors will be increased from 9 to 11 members and PXP will have the right to nominate two individuals to serve on our board of directors, subject to certain threshold stock ownership requirements.

Without the prior written approval of at least a majority of the members of our board who have not been designated by PXP, PXP may not, among other things, acquire additional securities of us, make or propose a merger or change of control transaction, solicit proxies or form, join, or in any way participate in or enter into agreements with a “group” (as defined in Section 13(d)-3 of the Securities Exchange Act of 1934, as amended) with regard to us. These restrictions will terminate on the later of the date that (1) PXP has not had a director designee on our board for six months or (2) PXP beneficially owns less than 20% of our outstanding common stock. Until the first anniversary of the date of the stockholder agreement, PXP will be prohibited, subject to certain exceptions, from transferring, selling, assigning, pledging or otherwise disposing of, directly or indirectly, the shares of our common stock received in the Acquisition.

Registration Rights Agreement:	We have granted PXP customary registration rights for the shares of our common stock that PXP will receive upon closing of the Acquisition.

INFORMATION ABOUT THE PARTIES TO THE ACQUISITION
McMoRan Exploration Co.
McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
Telephone: (504) 582-4000
http://www.mcmoran.com
     We are engaged in the exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico and onshore in the Gulf Coast area. Our exploration strategy is focused on the “deep gas play,” drilling to depths of 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area to target large structures in the Deep Miocene, and on the “ultra-deep play” in the shallow waters at depths below 25,000 feet. We have one of the largest acreage positions in the shallow waters of these areas, which are our regions of focus. We do not operate in the deepwater Gulf of Mexico. Our focused strategy enables us to make efficient use of our geological, engineering and production strengths in these areas where we have more than 35 years of operating experience. We also believe that the scale of our operations in the Gulf of Mexico allows us to realize certain operating synergies and provides a strong platform from which to pursue our business strategy. Our oil and gas operations are conducted through McMoRan Oil & Gas LLC, our principal operating subsidiary.
Plains Exploration & Production Company
Plains Exploration & Production Company
700 Milam Street, Suite 3100
Houston, Texas 77002
Telephone: (713) 579-6000
http://www.pxp.com
     PXP is an independent oil and gas company engaged in the activities of acquiring, developing, exploring and producing oil and gas properties primarily in the United States. Assets in its principal focus areas include mature properties with long-lived reserves and significant development opportunities as well as newer properties with development and exploration potential.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,
SPECIAL MEETING AND VOTING
Why am I receiving these proxy materials?
     Our board of directors is soliciting your proxy to vote at our special meeting of stockholders because you owned shares of our common stock at the close of business on October      , 2010, the record date for the special meeting, and are therefore entitled to vote at the special meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about October      , 2010. We have made these materials available to you on the internet, and we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the special meeting. You do not need to attend the special meeting in person to vote your shares.
When and where will the special meeting be held?
     The special meeting will be held at       Central Time on      , December      , 2010, at our company headquarters at 1615 Poydras Street, New Orleans, Louisiana 70112.

On what matters will I be voting? How does the board of directors recommend that I cast my vote?
     At the special meeting, you will be asked to (1) approve, as required by Section 312.03(c) of the NYSE Listed Company Manual, the issuance to PXP of 51 million shares of our common stock, as may be adjusted, pursuant to an Agreement and Plan of Merger dated as of September 19, 2010 (“Proposal No. 1”) as partial consideration for the Acquisition; (2) approve, as required by Sections 312.03(b) and (c) of the NYSE Listed Company Manual, the issuance of 500,000 shares of McMoRan 5 3/4% Convertible Perpetual Preferred Stock and the shares of our common stock issuable upon conversion of those shares to FCX pursuant to a Stock Purchase Agreement dated as of September 19, 2010 (“Proposal No. 2”); and (3) approve any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of each of Proposal No. 1 and Proposal No. 2 (“Proposal No. 3”). We do not expect any matters to be presented for action at the special meeting other than the items described in this proxy statement. Our board of directors unanimously recommends that you vote “FOR” each of the Proposals.
Who is entitled to vote?
     Only holders of record of our common stock at the close of business on October      , 2010, are entitled to notice of and vote at the special meeting.
Who is soliciting my proxy?
     Our board of directors is soliciting your proxy to vote on all matters scheduled to come before the special meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by casting your vote via the internet, you are authorizing the proxy holders to vote your shares at our special meeting as you have instructed.
Why is stockholder approval necessary for the issuance to PXP of shares of our common stock and the issuance to FCX of shares of our 5 3/4% Convertible Perpetual Preferred Stock and the shares of our common stock issuable upon conversion of those shares?
     Our common stock is listed on the NYSE and we are subject to the NYSE rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or of securities convertible into common stock, in any transaction or series of related transactions if (1) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock or of securities convertible into common stock, or (2) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into common stock. Section 312.03(b) of the NYSE Listed Company Manual also requires stockholder approval prior to the issuance of common stock, or of securities convertible into common stock, in any transaction or series of related transactions, to (a) a director, officer or substantial security holder of the company (each a “Related Party”); (2) a subsidiary, affiliate or other closely-related person of a Related Party; or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.
     We are proposing to issue 51 million shares of our common stock to PXP, as may be adjusted, pursuant to the Merger Agreement, which exceeds 20% of both the voting power and number of shares of our common stock outstanding before the issuance. In addition, we are proposing to issue to FCX 500,000 shares of our 5 3/4% Convertible Perpetual Preferred Stock and shares of our common stock issuable upon conversion of those shares (the “FCX Issuance”), which also exceeds 20% of both the voting power and number of shares of our common stock outstanding before the issuance. Moreover, the FCX Issuance is an issuance subject to the “Related Party” stockholder approval requirement, due to the fact that several of our directors and executive officers serve as directors or officers of FCX. Accordingly, at the special meeting, holders of shares of our common stock will be asked to consider and vote on each of the Proposals.

Why is our board of directors recommending approval of each of the Proposals?
     Stockholder approval of each of Proposals No. 1 and No. 2 is a condition to the consummation of the Acquisition, while stockholder approval of Proposal No. 2, and the consummation of the Acquisition, are conditions to the FCX Issuance and the separate private placement of $400 million of our convertible securities with the Institutional Investors (the “Institutional Private Placements”). If stockholder approval of Proposals No. 1 and No. 2 is received, and we consummate the Acquisition and the related financings, we expect to achieve two important and related corporate objectives. First, we expect that completing the Acquisition will further our strategic objective to significantly increase our scale of operations on the Gulf of Mexico shelf, consolidate our ownership in core focus areas of operations, expand our participation in future production from our deep gas and ultra-deep exploration and development programs and increase current reserves and production. In addition, we anticipate continued benefits from our positive relationship with PXP through PXP’s significant shareholding position in McMoRan and by having two PXP nominees serve on our expanded board of directors. Second, by completing the related financings, we will obtain a significant amount of capital that we intend to use primarily to fund our exploration and development program, including funding the anticipated increased capital costs given the increased size of our asset base following the Acquisition. For these reasons, our board of directors has unanimously recommended that our stockholders approve each of the Proposals.
What will be the consequences to McMoRan if stockholder approval of the Proposals is not obtained?
     If our stockholders do not approve Proposal No. 1, we will be unable to consummate the Acquisition, and we will be contractually obligated to pay PXP a termination fee of $9.75 million upon termination of the Agreement and Plan of Merger. If our stockholders do not approve Proposal No. 2, the Acquisition will not be consummated unless PXP and we waive the condition to closing that the financing be obtained, and if such condition is not so waived by us we will be contractually obligated to pay PXP the $9.75 million termination fee. We will be contractually obligated, under certain circumstances, to pay PXP an additional fee of $15.25 million if within twelve months of the termination, we enter into an acquisition transaction with another party and certain other requirements are met. In addition, the FCX Issuance and the Institutional Private Placements, both of which will provide capital to McMoRan and are more fully described elsewhere in this proxy statement, are conditioned upon approval of Proposal No. 2 and the concurrent consummation of the Acquisition.
How many shares are eligible to be voted?
     As of the record date of October      , 2010, we had       shares of common stock outstanding, each of which is entitled to one vote.
How many shares must be present to hold the special meeting?
     Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the special meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on either of Proposals No. 1 or No. 2, your shares will not be counted as present at the special meeting for purposes of determining whether a quorum exists. Votes of stockholders of record who are present at the special meeting in person or by proxy will be counted as present at the special meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on either of Proposals No. 1 or No. 2.
How do I vote?
Stockholders of Record
     If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are the stockholder of record of those shares and these proxy materials have been mailed to you by us. You may vote your shares by internet or by mail as further described below. Your vote authorizes each of James R. Moffett, Richard C. Adkerson, Nancy D. Parmelee and Kathleen L. Quirk, as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Vote by Internet — http://www.ivselection.com/explor2010_special
•	Use the internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Central Time) on December , 2010.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.
•	Vote by Mail
•	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.
     Only the latest dated proxy received from you, whether by internet or mail, will be voted at the special meeting. If you vote by internet, please do not mail your proxy card. You may also vote in person at the special meeting.
  Beneficial Owners
     If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee that is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “What happens if I don’t vote for a Proposal? What is discretionary voting? What is a broker non-vote?”
  Participants in our Employee Capital Accumulation Program
     If you hold shares of our common stock through our Employee Capital Accumulation Program (ECAP), you may only vote your shares by mail. Accordingly, please complete, date and sign your proxy card and return it in the postage-paid envelope provided to you.
What happens if I don’t vote for a Proposal? What is discretionary voting? What is a broker non-vote?
     If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board of directors, as provided above.
     If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.
     Under the rules of the NYSE, each of the Proposals is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such matters to be presented at the special meeting. In addition, such shares will not be considered present at the special meeting for purposes of determining the existence of a quorum.

What are the voting requirements to approve each of the Proposals discussed in this proxy statement?
     Pursuant to Section 312.07 of the NYSE Listed Company Manual, approval of each of Proposal No. 1 and No. 2 requires the affirmative vote of the holders of our common stock representing a majority of the votes cast at the special meeting, provided that the total votes cast on the Proposal represent over 50% of all outstanding securities entitled to vote to approve each of the Proposals. Pursuant to the agreement with FCX regarding the FCX Issuance, the voting on Proposal No. 2 will exclude the vote of the shares of our common stock owned by certain of our directors and executive officers who also serve as directors or officers of FCX, specifically, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr.
     Abstentions will be treated as “votes cast” for purposes of determining whether the total vote cast on each Proposal represents over 50% in interest of all securities entitled to vote on each Proposal as required by Section 312.07 of the NYSE Listed Company Manual. Accordingly, an abstention will have the same effect as a vote “Against” the Proposal for purposes of determining whether the Proposal has been approved by a majority of votes cast on such Proposal. A broker non-vote will not count as a “vote cast” for purposes of determining whether the Proposal has been approved by a majority of votes cast on such Proposal and, assuming that the total votes cast on the Proposal represents over 50% in interest of all securities entitled to vote, broker non-votes will have no effect on the outcome of the vote on either of Proposal No. 1 or No. 2.
     Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the special meeting. Your failure to vote on this Proposal, other than by abstention, will have the effect of reducing the aggregate number of shares voting with respect to the Proposal, and as a result, the number of affirmative votes required to approve the Proposal. However, abstentions will have the same effect as a vote “Against” Proposal No. 3.
     Certain members of our board of directors (Messrs. Moffett, Adkerson, Day, Ford and Rankin) have entered into support agreements with PXP pursuant to which they agreed to vote the shares of our common stock that they own in favor of the PXP Issuance and the FCX Issuance. Notwithstanding these support agreements, as described above, in accordance with the agreement with FCX regarding the FCX Issuance, any votes of Messrs. Moffett, Adkerson, Day, Ford, and Rankin with respect to the FCX Issuance will be excluded.
     As of October      , 2010, the record date for the special meeting, these directors held approximately      % of our outstanding common stock.
Can I revoke or change my vote after I deliver my proxy?
     Yes. Your proxy can be revoked or changed at any time before it is voted if you provide notice in writing to our corporate secretary before the special meeting, if you timely provide to us another proxy with a later date or if you vote in person at the special meeting or notify the corporate secretary in writing at the special meeting of your wish to revoke your proxy.
Who pays for soliciting proxies?
     We pay all expenses incurred in connection with the solicitation of proxies for the special meeting. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, for an estimated fee of $     , plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the special meeting. We and our proxy solicitor will also request banks, brokers, and other intermediaries holding shares of our common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Can any other business be conducted at the special meeting?
     No. Under our by-laws and Delaware law, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to stockholders provided with this proxy statement.
What happens if the special meeting is adjourned?
     The meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of the affirmative vote of the holders of a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the special meeting. Under Delaware law, we are not required to notify stockholders of any adjournments of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Who should I call if I have questions or need assistance voting my shares?
     If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Georgeson Inc., toll-free at 1-866-300-8594.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement and the documents incorporated by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (referred to herein as the Exchange Act), including statements about our plans, strategies, expectations, assumptions and prospects. “Forward-looking statements” are all statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (or other similar expressions) will, should or may occur in the future, including, without limitation: statements regarding our financial plans; our indebtedness; our acquisition strategies; the potential benefits of the Acquisition; the timing of consummation of the Acquisition; satisfaction of conditions to closing of the proposed transactions; receipt of regulatory approvals for the proposed transactions; our ability to promptly and effectively integrate the Assets to be acquired in the Acquisition; our exploration and development plans and related costs; the creditworthiness of our customers; agreements with third parties; losses from our operations; our ability to satisfy our reclamation, indemnification and environmental obligations; anticipated flow rates of producing and new wells; drilling potential and results; access to capital to fund our drilling activities; reserve estimates and depletion rates; general economic and business conditions; risks and hazards inherent in the production of oil and natural gas; demand and potential demand for oil and natural gas; trends in oil and natural gas prices; amounts and timing of capital expenditures and reclamation costs; our ability to hold current or future lease acreage rights; evaluating significant prospects; failure of our partners to fulfill their commitments; accounting methods we use to record our exploration results; and compliance with environmental regulations. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions and/or statements that are not historical facts, in each case as they relate to us or our management, are intended to identify those assertions as forward-looking statements.
     In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions. We caution readers that those statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include failure to obtain stockholder and regulatory approvals for the proposed transactions or to satisfy other conditions to closing in a timely manner (or at all), failure to realize expected value creation from the proposed transactions, diversion of management time on transaction-related matters, exercise of preferential rights to purchase, adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs, variations in the market prices of oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced by wells operated by third parties where we are a participant), oil and natural gas reserve expectations, the potential adoption of new governmental regulations, failure of third party partners to fulfill their commitments, the ability to hold current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, other general exploration and development risks and hazards inherent in the production of oil and natural gas and other factors described in more detail in Part I, Item 1A. “Risk Factors” included in our 2009 Annual Report on Form 10-K on file with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC.

     Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.
THE TRANSACTIONS
     On September 19, 2010, we entered into an Agreement and Plan of Merger with PXP pursuant to which we agreed to acquire PXP’s shallow water Gulf of Mexico shelf assets for a combination of 51 million shares of our common stock and $75 million in cash, as may be adjusted, pursuant to the Merger Agreement. Upon concurrent completion of the Acquisition, we will also complete the private placement of $900 million in convertible securities, comprised of $200 million of 7-year 4% Convertible Senior Notes, which will be sold to the Institutional Investors, and $700 million of 5 3/4% Convertible Perpetual Preferred Stock, of which $500 million of one series will be sold to FCX and $200 million of another series will be sold to the Institutional Investors. The following are descriptions of the Acquisition, the Institutional Private Placements and the transaction with FCX, including a summary of the material terms of the agreements entered into in connection with the transactions.
     The agreements described below contain representations and warranties that the parties have made to each other as of specific dates. Except for each agreement’s status as a contractual document that establishes and governs the legal relations among the parties with respect to the transaction described therein, the agreements are not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the agreements were made only for purposes of the particular agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the respective agreements, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Further, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the applicable agreement and are modified in important part by the underlying schedules and exhibits.
     While we believe that the summary below describes the material terms of the agreements entered into in connection with the transactions, it may not contain all of the information that is important to you, and is qualified in its entirety by the agreements themselves, which were included as exhibits to the Current Report on Form 8-K filed by us with the SEC on October      , 2010, and are incorporated herein by reference. We encourage you to read the agreements themselves in their entirety. For more information about accessing this and other information that we file with the SEC, please see the section titled “Where You Can Find More Information” below.
The Acquisition
     On September 19, 2010, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among us, McMoRan Oil & Gas LLC, a Delaware limited liability company and our wholly owned subsidiary (“MOXY”), McMoRan GOM, LLC (“MMR GOM”) and McMoRan Offshore LLC (“MMR Offshore”), each of MMR GOM and MMR Offshore being a newly created Delaware limited liability company and a wholly owned subsidiary of MOXY, on the one hand, and PXP, PXP Gulf Properties LLC (“PXP Gulf”) and PXP Offshore LLC (“PXP Offshore”), each of PXP Gulf and PXP Offshore being a newly created Delaware limited liability company and a wholly owned subsidiary of PXP, on the other hand, pursuant to which we agreed, subject to the terms and conditions of the Merger Agreement, to acquire, through the subsidiary mergers described below (the “mergers”), PXP’s shallow water Gulf of Mexico shelf properties, interests and assets (the “Assets”) for a combination of shares of our common stock and cash.

     The Assets being acquired include PXP’s 27.7% interest in the significant ultra-deep discovery at Davy Jones, PXP’s 35% interest in Blackbeard West and all of PXP’s interests in deep gas and ultra-deep exploration prospects on the shelf of the Gulf of Mexico, including Blackbeard East which is currently being drilled; PXP’s 30.0% working interest in the multi-well Flatrock field, 47.9% interest in Blueberry Hill and 30.0% working interest in Hurricane Deep. Independent reserve estimates for the proved reserves being acquired, excluding the significant reserve potential from Davy Jones and recent results from Blueberry Hill, approximated 60 billion cubic feet of natural gas equivalents as of June 30, 2010, and current production rates approximate 45 million cubic feet of natural gas equivalents per day.
     Although the mergers will be effective when certificates of merger are filed with the Secretary of State of Delaware, the parties have agreed that certain Assets as well as liabilities and obligations related to such Assets will be deemed to have been transferred effective August 1, 2010 (the “Effective Time”). The Merger Agreement was approved by our board of directors and the board of directors of PXP.
     Structure and Effect of the Acquisition. Pursuant to the Merger Agreement, PXP will contribute all of its right, title and interest in certain Assets to PXP Gulf and the remaining Assets to PXP Offshore. PXP Gulf and PXP Offshore will assume the liabilities and obligations related to the Assets, except for those (1) attributable to any Asset that is ultimately excluded from the transaction due to a title defect, environmental defect, exercise of a preferential right to purchase, casualty loss or failure to obtain a required consent, (2) employee liabilities of PXP, (3) operating expenses, capital expenditures and other costs with respect to the Assets to the extent attributable to the period prior to the Effective Time, (4) arising from death, injury or tortious action, or fines or penalties attributable to the period prior to the Effective Time and (5) certain other excluded liabilities.
     MMR GOM will merge with and into PXP Gulf in exchange for the cash consideration, and MMR Offshore will merge with and into PXP Offshore in exchange for the stock consideration (the aggregate consideration being referred to as the “Purchase Price”). Following consummation of the mergers, both PXP Gulf and PXP Offshore will be our indirect, wholly owned subsidiaries.
     Pursuant to the Merger Agreement, we have agreed that, prior to the closing, we will not, among other things, (1) initiate, solicit, knowingly encourage or knowingly facilitate an acquisition proposal, (2) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to us to any person that has made or is considering making an acquisition proposal, (3) amend or grant any waiver or release under any standstill or similar agreement, (4) approve any other person or transaction for purposes of Section 203 of the General Corporation Law of the State of Delaware, or (5) accept an acquisition proposal or enter into any agreement requiring us to abandon, terminate or fail to consummate the PXP Issuance. Notwithstanding this restriction, if we receive an unsolicited acquisition proposal that would reasonably be expected to be superior, from a financial point of view, to the transaction contemplated by the Merger Agreement, we may discuss the proposal with the proponent and provide non-public information regarding us if certain requirements are met and our board concludes that the failure to do so would breach its fiduciary duties.
     Financing Transactions. As required by the Merger Agreement and as a condition to the closing of the mergers, we entered into securities purchase agreements under which we will privately issue $900 million in convertible securities concurrently with the completion of the Acquisition. The Institutional Private Placements will include $200 million of 7-year 4% Convertible Senior Notes (the “Notes”) and $200 million of a series of our 5 3/4% Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Institutional Preferred Stock”). The Notes and Institutional Preferred Stock are being offered to the Institutional Investors, all of which are either qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or accredited investors within the meaning of Regulation D under the Securities Act, in each case pursuant to a private placement exemption from registration under the Securities Act (the “Institutional Issuance”). In addition, on September 19, 2010, we entered into a stock purchase agreement with FCX, pursuant to which we agreed to sell and FCX agreed to purchase $500 million of a series of our 5 3/4% Convertible Perpetual Preferred Stock, par value $0.01 per share (the “FCX Preferred Stock”), concurrently with consummation of the Acquisition. The Institutional Preferred Stock and the FCX Preferred Stock will be separate series of our 5 3/4% Convertible Perpetual Preferred Stock with substantially similar terms. The closing of each of the Institutional Issuance and the FCX Issuance is conditioned on the concurrent completion of the Acquisition.

     Purchase Price Adjustments. The Purchase Price is subject to certain adjustments as follows: (1) an adjustment to reflect the revenues and costs attributable to the Assets from the Effective Time through the date the mergers are consummated; (2) reductions to reflect the diminution in value of the Assets due to title defects, environmental defects, casualty losses, exercises of preferential rights to purchase, or failure to obtain material consents; and (3) increases to reflect title benefits.
     Closing Conditions. The respective obligations of each party to consummate the mergers are subject to (1) the approval by our stockholders of the PXP Issuance and the FCX Issuance; (2) the successful completion by us of the Institutional Issuance and the FCX Issuance; (3) the aggregate adjustments to the Purchase Price for the reasons stated under sub-item (2) of the preceding paragraph not exceeding $200 million; (4) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (5) lender and other third party consents; (6) the absence of any order, decree or injunction prohibiting the closing; (7) accuracy of representations and warranties and compliance with covenants; (8) receipt of required qualifications from the Bureau of Ocean Energy Management, Regulation and Enforcement; (9) delivery of closing documents; (10) to the extent applicable, waivers of preferential rights or expiration of exercise periods therefor; (11) listing of the shares of our common stock to be issued at closing of the PXP Issuance on the NYSE; (12) absence of a material adverse effect; and (13) consummation of the intercompany transactions necessary to separate the Assets from the other assets of PXP.
     Termination Rights. We and PXP may terminate the Merger Agreement by mutual written consent. We or PXP may terminate the Merger Agreement (1) if the closing has not been consummated on or before February 28, 2011; (2) if a court or other governmental authority has issued a final, non-appealable order prohibiting the PXP Issuance or FCX Issuance; (3) if the required vote of our stockholders is not obtained; or (4) due to material breaches of the other party’s representations, warranties or obligations. PXP may terminate the Merger Agreement if our board of directors adversely changes its recommendation in favor of the PXP Issuance or the FCX Issuance.
     Termination Fee. If the Merger Agreement is terminated by PXP due to a change in our board of director’s recommendation in favor of the PXP Issuance or the FCX Issuance, then we will be required to pay PXP a termination fee of $25 million. Alternatively, if the Merger Agreement is terminated because we do not obtain the necessary stockholder approval of the PXP Issuance or FCX Issuance, then we will be required to pay PXP a termination fee of $9.75 million, and we will be further required to pay PXP an additional fee of $15.25 million if within twelve months of such termination, we enter into an acquisition transaction and certain other requirements are met. We will be required to pay PXP a termination fee of $9.75 million if we terminate the transaction due to the failure of the FCX Issuance and Institutional Issuance to close in certain circumstances.
     PXP Stockholder Agreement. Upon closing of the Acquisition, we and PXP will enter into a stockholder agreement (the “PXP Stockholder Agreement”), pursuant to which, among other things, the size of our board of directors will be increased from 9 to 11 members and PXP will have the right to nominate two individuals to serve on our board of directors. As long as PXP and its affiliates beneficially own at least 10% of the issued and outstanding shares of our common stock, PXP will have the right to designate two directors. If PXP and its affiliates beneficially own less than 10% but at least 5% of the issued and outstanding shares of our common stock, PXP will have the right to designate one director. If PXP and its affiliates beneficially own less than 5% of the issued and outstanding shares of our common stock, PXP will not have the right to designate any directors to our board.
     Also under the PXP Stockholder Agreement, without prior approval of at least a majority of the members of our board who have not been designated by PXP, PXP and its affiliates will be limited or prohibited from, among other things, acquiring additional securities of ours; commencing any tender or exchange offer for our securities; entering into, making, proposing or seeking, or otherwise being involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of us or any of our subsidiaries or any acquisition transaction for all or part of our assets or businesses or any assets or business of any of our subsidiaries; calling or seeking to call a meeting of our stockholders or initiating any stockholder proposal for action by our stockholders; or soliciting proxies or forming, joining, or in any way participating in or entering into agreements with a “group” (as defined in Section 13(d)-3 of the Exchange Act) with regard to us. These restrictions will terminate upon the last to occur of (1) the first date on which no designated directors have served on our board of directors for the preceding six months and (2) the date that PXP and its affiliates beneficially own less than 20% of the issued and outstanding shares of our common stock.

     In addition, until the first anniversary of the date of the PXP Stockholder Agreement, PXP will be prohibited, subject to certain exceptions, from transferring, selling, assigning, pledging or otherwise disposing of, directly or indirectly, the shares of our common stock received in the Acquisition.
     PXP Registration Rights Agreement. Upon the closing of the Acquisition, we and PXP will enter into a registration rights agreement (the “PXP Registration Rights Agreement”) pursuant to which we have agreed to, within 60 days of closing, (1) prepare and file with the Securities and Exchange Commission (the “SEC”) a shelf registration statement with respect to the shares of common stock to be issued to PXP under the Merger Agreement (the “PXP Registrable Securities”) that would permit the PXP Registrable Securities to be resold in registered transactions and (2) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while PXP and its affiliates hold PXP Registrable Securities. In addition, under certain circumstances, the PXP Registration Rights Agreement permits PXP to demand or participate in an underwritten public offering of common stock by us.
     Support Agreements. Certain members of our board of directors (Messrs. Moffett, Adkerson, Day, Ford and Rankin) have entered into support agreements with PXP pursuant to which they agreed to vote the shares of our common stock that they own in favor of the PXP Issuance and the FCX Issuance. As of October      , 2010, the record date for the special meeting, these directors held approximately      % of our outstanding common stock.
     Section 203 of the General Corporation Law of the State of Delaware. Our board of directors adopted a resolution so that the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware (“DGCL”) applicable to a “business combination” (as defined in such Section 203) will not apply to PXP and its subsidiaries with respect to the PXP Issuance or to the execution, delivery or performance of the Merger Agreement and the consummation of the transactions contemplated under the Merger Agreement. The action taken by the board does not waive the provisions of Section 203 of the DGCL if PXP ceases to have a 15% ownership stake in us and subsequently seeks a future transaction with us that would constitute a business combination within the meaning of Section 203 of the DGCL. We also agreed to propose to our stockholders at our next annual meeting of stockholders an amendment to Article VII of our amended and restated certificate of incorporation, the effect of which would be to eliminate as to PXP the supermajority stockholder vote requirement to approve business combinations and certain other transactions between us and PXP as an interested stockholder (which PXP would be upon consummation of the Acquisition by virtue of its greater than 15% ownership stake in us).
Institutional Private Placements
     Note Purchase Agreements. We and the Institutional Investors, all of which are either qualified institutional buyers within the meaning of Rule 144A under the Securities Act or accredited investors within the meaning of Regulation D under the Securities Act, entered into securities purchase agreements (the “Note Purchase Agreements”) pursuant to which we agreed to sell and the Institutional Investors agreed to purchase $200 million principal amount of the Notes. The Notes will be governed by the terms of an indenture to be entered into by and among us and U.S. Bank National Association, as trustee. The approval by our stockholders of the issuance of the Notes is not required under the rules of the NYSE.
     The Notes will be convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The Notes are convertible at an initial conversion rate of 62.5 shares of our common stock (initially, an aggregate of 12.5 million shares of our common stock), which is equal to an initial conversion price of $16.00 per share of our common stock per $1,000 principal amount of the Notes, subject to customary anti-dilution adjustments and make-whole adjustment upon certain fundamental changes. We will pay interest on the Notes semi-annually and the Notes will mature seven years after the date of issuance. In connection with the issuance of the Notes, we will also enter into a registration rights agreement with the Institutional Investors, whereby we will agree to file with the SEC a shelf registration statement covering resales by holders of the Notes and the common stock issuable upon conversion of the Notes.

     Preferred Stock Purchase Agreements. We and the Institutional Investors also entered into securities purchase agreements (the “Preferred Stock Purchase Agreements”), pursuant to which we agreed to sell and the Institutional Investors agreed to purchase for an aggregate purchase price of $200 million, 200,000 shares of the Institutional Preferred Stock. At any time, holders may elect to convert shares of Institutional Preferred Stock in whole or in part at an initial conversion rate of 62.5 shares of common stock per share of Institutional Preferred Stock (initially, an aggregate of 12.5 million shares of our common stock), or at an initial conversion price of $16.00 per share of common stock, subject to customary anti-dilution adjustments and make-whole adjustment upon certain fundamental changes. In connection with the issuance of the Institutional Preferred Stock, we will also enter into a registration rights agreement with the Institutional Investors, whereby we will agree to file with the SEC a shelf registration statement covering resales by holders of the Institutional Preferred Stock and the common stock issuable upon conversion of the Institutional Preferred Stock. The approval by our stockholders of the issuance of the Institutional Preferred Stock to the Institutional Investors is not required under the rules of the NYSE.
     Escrow. The purchase price paid by the Institutional Investors for the sale of the Notes and the Institutional Preferred Stock has been placed in escrow. The release of the purchase price for the sale of the Notes and the Institutional Preferred Stock from the escrow account to us as payment for the Notes and the Institutional Preferred Stock, and the issuance thereof, is conditioned upon the concurrent completion of the Acquisition and the FCX Issuance. If the Acquisition and the FCX Issuance are not closed on or prior to March 31, 2011, the escrow agent will promptly return the Institutional Investors’ funds to them, with an amount equal to 4% per annum in respect of the time period during which the funds were held in escrow, which amount we will fund, and we will not issue the Notes or the Institutional Preferred Stock. If the Acquisition and the FCX Issuance are closed, the escrow agent will release the Institutional Investors’ funds to us concurrently upon our issuance of the Notes and the Institutional Preferred Stock to the Institutional Investors and we will pay to the Institutional Investors an amount equal to 2% per annum in respect of the time period during which the funds were held in escrow.
Transaction with FCX
     FCX Purchase Agreement. On September 19, 2010, we, Freeport-McMoRan Preferred LLC (“FCX Preferred LLC”), a Delaware limited liability company and wholly owned subsidiary of FCX, and FCX entered into a stock purchase agreement (the “FCX Purchase Agreement”) pursuant to which we have agreed to sell and FCX Preferred LLC has agreed to purchase 500,000 shares of FCX Preferred Stock for an aggregate purchase price of $500 million, concurrently with consummation of the Acquisition. The terms of the FCX Preferred Stock are described in Proposal No. 2 and are substantially similar to the terms of the Institutional Preferred Stock to be issued in the Institutional Issuance.
     The respective obligations of each party to consummate the FCX Issuance are subject to, among other customary conditions, (1) the approval by our stockholders of each of the PXP Issuance and the FCX Issuance; (2) the satisfaction or waiver of all of the closing conditions under the Merger Agreement and the concurrent consummation of the Acquisition under the Merger Agreement, as previously discussed herein; (3) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (4) the absence of any order, decree or injunction prohibiting the closing. Stockholder approval of the FCX Issuance will exclude the vote of the shares of our common stock owned by certain of the our directors and executive officers who also serve as directors or officers of FCX, namely, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr. For more information see “—Interests of Certain Persons” under “Proposal No. 2” below. The parties have determined that no waiting period under the Hart-Scott-Rodino Antitrust Improvements Act is required in order to consummate the FCX Issuance.

     The parties may terminate the FCX Purchase Agreement (1) by mutual written consent (our right under this provision is subject to PXP’s consent pursuant to the Merger Agreement), (2) if the FCX Issuance has not been consummated on or before February 28, 2011, (3) if a court or other governmental authority has issued a final, non-appealable order prohibiting the FCX Issuance; (4) if the required vote of our stockholders to approve the PXP Issuance and the FCX Issuance is not obtained; or (5) due to material breaches of the parties’ representations, warranties or obligations. FCX may terminate the FCX Purchase Agreement prior to the meeting of our stockholders to consider and vote on the FCX Issuance and the PXP Issuance if our board of directors, or any committee of our board of directors, withdraws or proposes publicly to withdraw (or amend or modify in a manner adverse to FCX or FCX Preferred LLC) the recommendation of our board of directors that our stockholders vote in favor of the FCX Issuance and the Acquisition.
     FCX Registration Rights Agreement. Upon closing of the FCX Issuance, we and FCX Preferred LLC will enter into a registration rights agreement (the “FCX Registration Rights Agreement”) pursuant to which we have agreed to, within 60 days of closing, (1) prepare and file with the SEC a shelf registration statement with respect to the securities issued to FCX Preferred LLC under the FCX Purchase Agreement (the “FCX Registrable Securities”) that would permit the FCX Registrable Securities to be resold in registered transactions and (2) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while FCX and its affiliates hold FCX Registrable Securities. In addition, under certain circumstances, the FCX Registration Rights Agreement permits FCX Preferred LLC to demand or participate in an underwritten public offering of common stock by us. The registration rights offered to FCX Preferred LLC are comparable to the registration rights offered to PXP under the PXP Registration Rights Agreement.
     FCX Stockholder Agreement. Upon closing of the FCX Issuance, we, FCX and FCX Preferred LLC will enter into a stockholder agreement (the “FCX Stockholder Agreement”), pursuant to which, among other things, FCX will have the right to nominate up to two individuals to serve on our board of directors, subject to certain threshold stock ownership requirements; provided, however, that FCX’s designation rights will be suspended during such time as at least two members of our board of directors are also members of FCX’s board of directors.
     FCX and its controlled affiliates, including FCX Preferred LLC, have agreed to a 120-day lock-up period during which FCX and its controlled affiliates will not (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise transfer or dispose of the shares of FCX Preferred Stock or shares of our common stock issuable upon conversion of the shares of FCX Preferred Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or the FCX Preferred Stock; provided, however, that FCX may make transfers to its wholly owned affiliates. In addition, the FCX Stockholder Agreement provides that, prior to the first anniversary of the closing date, none of the shares of FCX Preferred Stock or any shares of our common stock issued upon conversion of the shares of FCX Preferred Stock may be sold to PXP.
     While FCX and its affiliates and associates own at least 15% of our outstanding common stock (including shares of our common stock issuable upon conversion of shares of the FCX Preferred Stock), FCX and its controlled affiliates have agreed, among other things, not to (1) acquire or seek to acquire additional securities of ours if the acquisition would result in FCX and its controlled affiliates owning more than 103% of the percentage of our outstanding shares of common stock (including shares of our common stock issuable upon conversion of any shares of FCX Preferred Stock owned by FCX and its controlled affiliates) that FCX and its affiliates will own upon consummation of the FCX Issuance (which amount represents less than 1% of our outstanding shares of common stock); (2) form, join, or in any way participate in or enter into agreements with a “group” (as defined in Section 13(d)-3 of the Exchange Act) with regard to us; (3) commence a tender offer or exchange offer for our securities; (4) agree on, offer or otherwise become involved with a merger or an acquisition transaction involving us; (5) call, or seek to call, a meeting of our stockholders, or seek to present a stockholder proposal; or (6) seek to assist, advise, or finance any of the foregoing. Immediately after the closing, we expect that FCX and its affiliates and associates will own more than 15% of our outstanding common stock (including shares of our common stock issuable upon conversion of shares of the FCX Preferred Stock).
     While FCX and its affiliates own more than 5% of our outstanding common stock (including shares of our common stock issuable upon conversion of shares of the FCX Preferred Stock), FCX and its controlled affiliates have agreed not to (1) participate in any proxy solicitations with respect to our securities (other than certain permitted activities relating to solicitations by or on behalf of members of the FCX board of directors who are also members of our board of directors); or (2) enter into any agreements, arrangements or understandings (other than ordinary course director or officer compensation or indemnification arrangements or pursuant to any stock-based compensation plans) for the purpose of acquiring, voting (except pursuant to a revocable proxy or consent given in response to a proxy or consent solicitation), holding or disposing of any of our capital stock with any director or officer of FCX or PXP who also serves as a director or officer for us, unless approved in advance by a majority of our independent directors (as defined below).

     While FCX and its affiliates own more than 5% of our outstanding common stock (including shares of our common stock issuable upon conversion of shares of FCX Preferred Stock), and unless approved in advance by a majority of our independent directors, FCX and its controlled affiliates have agreed not to enter into any agreements, arrangements or understandings for the purpose of acquiring, voting (except pursuant to a revocable proxy or consent given in response to a proxy or consent solicitation), holding or disposing of any of our capital stock with PXP or any of its affiliates, directors or officers (provided that the foregoing restriction (1) shall not apply to any transaction in which either FCX or PXP or any of their controlled affiliates offers to acquire all outstanding shares of our common stock) and (2) shall lapse on the first anniversary of the date of the FCX Stockholder Agreement.
     Any waiver or amendment to the terms of (1) the FCX Stockholder Agreement or (2) the standstill provisions in the PXP Stockholder Agreement with respect to any proposed action relating to FCX, must be approved by a committee consisting solely of members of our board of directors who are “independent directors.” Members of our board are “independent directors” if they are (a) not directors or officers of FCX or PXP, (b) not officers, employees or consultants of or advisors to McMoRan, FCX or PXP, (c) independent of FCX and PXP within the meaning of Delaware law, as determined in good faith by our board of directors and (d) otherwise independent within the meaning of the NYSE rules then in effect, as determined in good faith by our board of directors.
     Section 203 of the DGCL. Our board of directors adopted a resolution so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to FCX and its subsidiaries with respect to the FCX Issuance or to the execution, delivery or performance of the FCX Purchase Agreement and the consummation of the transactions contemplated under the FCX Purchase Agreement. The action taken by the board does not waive the provisions of Section 203 of the DGCL if FCX ceases to have a 15% ownership stake in us and subsequently seeks a transaction with us that would constitute a business combination within the meaning of Section 203 of the DGCL.
     Special Committee of Independent Directors. On June 8, 2010, our board of directors appointed a special committee of independent directors (the “McMoRan Special Committee”) comprised of A. Peyton Bush, III and William P. Carmichael, with the power and authority to oversee McMoRan’s efforts to evaluate a potential financing transaction with FCX. Our board of directors delegated to the McMoRan Special Committee the full power and authority of the board to, among other things, (1) consider and evaluate an FCX financing transaction, (2) negotiate the terms of any potential FCX financing transaction, (3) reject any possible FCX financing transaction, and (4) enter into a financing transaction with FCX without further action of the board. Neither member of the McMoRan Special Committee is an officer or employee of McMoRan, an officer, director or employee of FCX or an affiliate of either McMoRan or FCX or a holder of any ownership interest in McMoRan (other than McMoRan common stock) or in FCX, and each member of the McMoRan Special Committee meets the independence and experience standards established by the NYSE and any applicable laws and regulations. Each member of the McMoRan Special Committee will receive a retainer of $6,000 for serving on the McMoRan Special Committee, in addition to a fee for each committee meeting, or group of meetings, the member attended.
     In August 2010, upon a request from the McMoRan Special Committee for expanded authority to consider and potentially enter into alternative financing transactions not involving FCX, our board of directors expanded the scope of the McMoRan Special Committee’s authority to permit the McMoRan Special Committee to, among other things, (1) review and evaluate potential alternative financing transactions not involving FCX, (2) negotiate directly with third parties regarding the terms and conditions of any alternative financing transaction not involving FCX, and (3) consider whether to recommend to our board of directors any alternative financing transaction not involving FCX. This authorization of the McMoRan Special Committee’s expanded authority comtemplated that management would continue to pursue financing alternatives, subject to management apprising the McMoRan Special Committee of any proposals developed with third parties and providing the McMoRan Special Committee information requested by the McMoRan Special Committee so that the McMoRan Special Committee could take such information into account in connection with its work.

     Pursuant to the authority granted by our board of directors, the McMoRan Special Committee retained Andrews Kurth LLP as its independent legal counsel, Potter Anderson & Corroon LLP as its independent Delaware legal counsel, and Tudor, Pickering, Holt & Co. Securities, Inc. (“Tudor Pickering”) and Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”) as its independent financial advisors. Between June 8, 2010 and September 19, 2010, the McMoRan Special Committee held numerous formal meetings and engaged in additional informal meetings and discussions. During this time, the McMoRan Special Committee (1) oversaw the performance of financial and legal due diligence by its advisors, (2) conducted an extensive review and evaluation of the potential financing transaction with FCX, alternatives involving FCX, and alternative financing transactions not involving FCX, and (3) conducted negotiations with the special committee of independent directors of FCX and its representatives with respect the terms of the agreements related to the financing transaction with FCX.
     Pursuant to its engagement as independent financial advisor to the McMoRan Special Committee, Tudor Pickering rendered a written opinion addressed to the McMoRan Special Committee with respect to whether, as of the date of the opinion, the financial terms of the FCX Transaction (as defined below) were, in respect of McMoRan, representative of an arm’s length transaction. The opinion of Tudor Pickering was addressed to the McMoRan Special Committee and provided for the use and information of the McMoRan Special Committee in connection with its consideration of the transaction with FCX and not for any other purpose, was based upon and subject to the assumptions, qualifications, limitations and other matters stated in the opinion and does not constitute advice or a recommendation as to how any security holder of McMoRan or any other party should vote or act with respect to any matter relating to the proposed transactions or any other matter. The opinion of Tudor Pickering did not address the underlying business decision of McMoRan to recommend or engage in the proposed transactions, or the relative merits of the transactions contemplated by the transactions as compared to any alternative transactions or business strategies that may have been available to McMoRan. As consideration for the services provided by Tudor Pickering to the McMoRan Special Committee, McMoRan paid Tudor Pickering an opinion fee and a transaction fee in the aggregate amount of $2.2 million.
     Additionally, pursuant to its engagement as independent financial advisor to the McMoRan Special Committee, Houlihan Lokey rendered a written opinion addressed to the McMoRan Special Committee with respect to the fairness from a financial point of view to McMoRan of the consideration to be received by McMoRan in exchange for the issuance of 500,000 shares of FCX Preferred Stock to FCX pursuant to the FCX Purchase Agreement. The opinion of Houlihan Lokey was addressed to the McMoRan Special Committee and provided for the use and information of the McMoRan Special Committee in connection with its consideration of the transaction with FCX and not for any other purpose, was based upon and subject to the assumptions, qualifications, limitations and other matters stated in the opinion and does not constitute advice or a recommendation as to how any security holder of McMoRan or any other party should vote or act with respect to any matter relating to the proposed transactions or any other matter. The opinion of Houlihan Lokey did not address the underlying business decision of McMoRan to recommend or engage in the proposed transactions, or the relative merits of the transactions contemplated by the transactions as compared to any alternative transactions or business strategies that may have been available to McMoRan. As consideration for the services provided by Houlihan Lokey to the McMoRan Special Committee, McMoRan paid Houlihan Lokey an opinion fee in the aggregate amount of $450,000.
     On September 19, 2010, the McMoRan Special Committee, among other things, (1) approved the terms of the definitive transaction with FCX, in which McMoRan would issue to FCX 500,000 shares of FCX Preferred Stock, in exchange for an aggregate purchase price of $500 million and the transactions contemplated thereby (including the FCX Issuance, the “FCX Transaction”), and each of the FCX Purchase Agreement, the FCX Stockholder Agreement, the FCX Registration Rights Agreement and the certificate of designations related to the FCX Preferred Stock (the “FCX Certificate of Designations” and together with the FCX Purchase Agreement, the FCX Stockholder Agreement and the FCX Registration Rights Agreement, the “FCX Transaction Documents”); (2) determined that the FCX Transaction was fair and reasonable to, and in the best interests of, McMoRan and its stockholders; (3) recommended that our board of directors, subject to and conditioned upon approval by our board of directors of each of the mergers with PXP and the Institutional Private Placements, (a) declared advisable the approval of the FCX Transaction and each of the FCX Transaction Documents, (b) recommended that McMoRan’s stockholders approve the FCX Issuance, and (c) directed that the FCX Issuance be submitted for consideration by McMoRan’s stockholders at a meeting of such stockholders; and (4) subject to and conditioned upon the approval by our board of directors of each of the mergers with PXP and the Institutional Private Placements, as well as the receipt of the requisite stockholder approval, authorized the creation of the FCX Preferred Stock and the issuance of the FCX Preferred Stock to FCX pursuant to the FCX Transaction Documents.

     At a special meeting of the board of directors on September 19, 2010, the McMoRan Special Committee reported its approval of the FCX Transaction and FCX Transaction Documents and our board of directors declared advisable the approval by the McMoRan Special Committee of the FCX Transaction and FCX Transaction Documents. At this special meeting, our board of directors also (1) recommended that McMoRan’s stockholders approve the FCX Issuance and (2) directed that the FCX Issuance be submitted for consideration by McMoRan’s stockholders at a meeting of stockholders.
     In considering the recommendation of our board of directors with respect to the FCX Issuance, you should be aware that some of McMoRan’s directors and executive officers have interests in the FCX Transaction that are different from, or in addition to, the interests of McMoRan’s stockholders generally. The McMoRan Special Committee and our board of directors were aware of these interests in recommending approval of the FCX Transaction. For more information regarding the interest of certain persons in the FCX Transaction, see “—Interests of Certain Persons” under Proposal No. 2 below.
Anticipated Equity Ownership following the Transactions
     Following the Acquisition, the Institutional Issuance and the FCX Issuance, we expect to have the following shares of common stock outstanding and issuable (in millions), assuming no purchase price adjustments pursuant to the Merger Agreement:

Outstanding as of October , 2010	95.5
Issuable to PXP in Acquisition	51.0
Issuable upon conversion of our 6.75% mandatory convertible preferred stock, which will mandatorily convert on November 15, 2010 (assumes maximum conversion rate of 8.0645)	12.8

Subtotal	159.3

Issuable upon conversion of our 5.25% convertible senior notes (based on $16.575 conversion price)	4.5
Issuable upon conversion of our 8% convertible perpetual preferred stock (based on $6.8425 conversion price)	3.2
Issuable upon conversion of convertible securities to be issued in the Institutional Issuance	25.0
Issuable upon conversion of convertible perpetual preferred stock to be issued in the FCX Issuance	31.3

Fully Diluted Total	223.3

     As a result, assuming full conversion as reflected in the table above, we expect to have approximately 223.3 million shares of common stock outstanding, with our existing stockholders beneficially owning 52%, PXP beneficially owning 23%, FCX beneficially owning 14% and the Institutional Investors beneficially owning 11%. Also reflected in the table above, immediately following the Acquisition, we expect to have 159.3 million shares of common stock outstanding, with PXP owning approximately 32% of our common stock outstanding.
     Several of our directors and executive officers also serve as directors or officers of FCX. After the transactions, those persons, as a group, will beneficially own      % of our outstanding common stock. For information regarding the overlapping board members and executive officers, see “—Interests of Certain Persons” under Proposal No. 2 below. For information regarding the shares of our common stock beneficially owned by the overlapping board members and executive officers as of the October      , 2010 record date, see “Stock Ownership of Directors and Executive Officers.”

CAPITALIZATION
     The following table shows our cash and cash equivalents and capitalization as of June 30, 2010:
•	On an actual basis; and

•	On a pro forma basis to reflect consummation of the Acquisition and the Institutional and FCX Issuances.
     This table is unaudited and should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” and our consolidated financial statements and the notes thereto, which are included elsewhere or incorporated by reference herein.

	As of June 30, 2010
			Institutional
		Acquisition	and FCX
	Actual	Transaction	Issuances	Pro Forma
	(In thousands)
Cash and cash equivalents	$217,028	$(84,850)	$893,500	$1,025,678

Debt
Senior secured revolving credit facility	—	—	—	—
11.875% senior notes	300,000	—	—	300,000
5 1/4% convertible senior notes due October 6, 2011	74,720	—	—	74,720
4% convertible senior notes due 2017	—	—	200,000	200,000

Total debt	$374,720	$—	$200,000	$574,720

Stockholders equity
Common stock, $0.01 par value per share	970	510	—	1,480
Preferred stock, liquidation value	187,993	—	700,000	887,993
Capital in excess of par value of common stock	1,105,571	742,560	(5,250)	1,842,881
Accumulated deficit	(1,056,986)	(9,850)	—	(1,066,836)
Accumulated other comprehensive loss	(364)	—	—	(364)
Common stock held in treasury	(46,460)	—	—	(46,460)

Total stockholders’ equity	$190,724	$733,220	$694,750	$1,618,694

Total capitalization	$565,444	$733,220	$894,750	$2,193,414

REVENUES AND DIRECT OPERATING EXPENSES
OF THE PXP PROPERTIES TO BE ACQUIRED
     Set forth on Annex A to this proxy statement are the audited statements of revenues and direct operating expenses of the oil and gas properties to be acquired from PXP for each of the three years ended December 31, 2009, 2008 and 2007 and the unaudited interim statements of revenues and direct operating expenses for the six month periods ended June 30, 2010 and 2009. Complete financial and operating information related to the properties, including balance sheet and cash flow information, are not presented because the properties were not maintained separately in the accounting records of PXP, and therefore the assets, liabilities, indirect operating costs and other expenses applicable to the operations were not segregated.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
     Set forth on Annex B to this proxy statement are the unaudited pro forma condensed consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2010 and for the year ended December 31, 2009, which have been prepared by our management and are derived from (a) our audited consolidated financial statements as of and for the year ended December 31, 2009 included in our Annual Report on Form 10-K; (b) our unaudited consolidated financial statements as of and for the six months ended June 30, 2010 included in our Quarterly Report on Form 10-Q for the period then ended; (c) the audited statements of revenues and direct operating expenses of the properties being acquired from PXP for the year ended December 31, 2009 included in Annex A to this proxy statement; and (d) the unaudited statements of revenues and direct operating expenses of the properties being acquired from PXP for the six months ended June 30, 2010 included in Annex A to this proxy statement.
PROPOSAL NO. 1
APPROVAL OF, IN ACCORDANCE WITH SECTION 312.03(c) OF THE NYSE LISTED COMPANY MANUAL, THE ISSUANCE OF 51 MILLION SHARES OF MCMORAN COMMON STOCK TO PLAINS EXPLORATION & PRODUCTION COMPANY, AS MAY BE ADJUSTED, PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 19, 2010
     Our board of directors has determined unanimously that this proposal is in our and our stockholders’ best interests and further directed that Proposal No. 1 be submitted for consideration by our stockholders at the special meeting.
General
     On September 19, 2010, we entered into the Merger Agreement with PXP, pursuant to which we agreed to acquire PXP’s shallow water Gulf of Mexico shelf assets for a combination of 51 million shares of our common stock and $75 million in cash, as more fully described above under “The Transactions.”
     As described in more detail below, we are asking our stockholders to approve, in accordance with Section 312.03(c) of the NYSE Listed Company Manual, the PXP Issuance.
New York Stock Exchange Requirement
     Our common stock is listed on the NYSE and as a result, we are subject to the NYSE rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock in any transaction or series of related transactions if (1) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock, or (2) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock.
     We are proposing to issue to PXP 51 million shares of our common stock as may be adjusted pursuant to the Merger Agreement, which exceeds 20% of both the voting power and number of shares of our common stock outstanding before the issuance. Accordingly, at the special meeting, we are asking holders of shares of our common stock to consider and vote on this proposal.
Background of the Acquisition
     We engage in the exploration, development and production of natural gas and oil in the shallow waters (less than 500 feet of water) of the Gulf of Mexico and onshore in the Gulf Coast area. Our exploration strategy is focused on targeting large structures on the “deep gas play,” and on the “ultra-deep play.” Deep gas prospects target large deposits at depths typically between 15,000 and 25,000 feet. Ultra-deep prospects target objectives at depths typically below 25,000 feet. We have one of the largest acreage positions in the shallow waters of these areas, with rights to approximately one million gross acres, including over 200,000 gross acres associated with the ultra-deep gas play below the salt weld. Our focused strategy enables us to make efficient use of our geological, engineering and operational expertise in these areas where we have more than 35 years of experience.

     We are an experienced and recognized industry leader in drilling deep and ultra-deep wells in the shallow waters of the Gulf of Mexico and onshore in the Gulf Coast area. Over the years, we have partnered with other industry participants to conduct our operations. Our partnership with PXP began in 2006 when we entered into an exploration agreement under which PXP agreed to participate with us in several deep gas exploration prospects. We entered into an additional exploration agreement with PXP in April 2008 pursuant to which PXP participated with us in ultra-deep exploration prospects. Since becoming our drilling partner in 2006, PXP has participated with us in six discoveries (including Flatrock and Davy Jones) on 13 prospects that have been drilled and evaluated. Additionally, PXP is participating in the Blackbeard East ultra-deep prospect currently in progress and the Lafitte ultra-deep prospect, which commenced drilling on October 3, 2010.
     In January 2010, we announced a major discovery at the Davy Jones ultra-deep prospect in the shallow waters of the Gulf of Mexico in which PXP participates. In addition to Davy Jones, we have identified a series of additional ultra-deep prospects in the shallow waters of the Gulf of Mexico. We recognized that our ability to capitalize on the success of our exploratory drilling activities and our ability to take advantage of additional opportunities for future exploration and development would require significant capital expenditures. Accordingly, during the first half of 2010, we began to evaluate, consider and pursue potential financing alternatives to fund our exploration and development program.
     In the aftermath of the BP oil spill in the deepwater Gulf of Mexico following the catastrophic explosion in April 2010 on the Deepwater Horizon drilling rig, there were significant uncertainties affecting all participants in the oil and gas industry in the Gulf of Mexico. In May 2010, the Chairman of PXP and the Co-Chairman, President and Chief Executive Officer of McMoRan discussed a potential combination of PXP’s Gulf of Mexico assets with McMoRan’s assets. McMoRan viewed the uncertainties affecting the oil and gas industry in the Gulf of Mexico as an opportunity to potentially increase its exposure in the region and subsequently retained an advisor to assist in the evaluation of PXP’s Gulf of Mexico portfolio.
     In June 2010, we entered into a confidentiality agreement with PXP. During June and July, McMoRan and its financial advisor had discussions with PXP and its advisors regarding possible structures for a potential combination of PXP’s Gulf of Mexico assets with McMoRan’s assets. In July 2010, PXP and McMoRan decided that McMoRan would acquire only PXP’s shallow water Gulf of Mexico assets in the potential transaction.
     During the first week of August 2010, we and PXP determined the structure and framework for valuation, which included the issuance of 51 million shares of our common stock and payment of $75 million in cash to PXP to acquire all of PXP’s interests and exploration rights in the shallow waters of the shelf of the Gulf of Mexico. This structure enables us to consolidate our participation in key exploration and production projects in the shallow waters of the Gulf of Mexico and provides PXP with continued participation in the significant potential of these opportunities consistent with PXP’s announced strategic objective of exiting the Gulf of Mexico. The proposed transaction was conditioned on both parties completing due diligence and negotiating definitive agreements, and our obtaining new financing in an amount equal to at least $600 million to fund our exploration and development program, including the anticipated increased capital costs given the increased size of our asset base following the transaction.
     On August 12, 2010, our board of directors met and authorized management to proceed with negotiating definitive agreements in connection with the proposed acquisition of PXP’s interests and exploration rights in the shallow waters of the Gulf of Mexico, the execution of which would be subject to our obtaining financing in an amount equal to at least $600 million.
     During the remainder of August and early September 2010, we and PXP completed due diligence and negotiated definitive agreements. During this time our management also continued to pursue financing alternatives and the McMoRan Special Committee continued its process.

     During the week of September 13, 2010, our management completed negotiation of the definitive agreements with PXP and obtained commitments for $400 million in financing from the Institutional Investors. The McMoRan Special Committee also obtained a commitment for $500 million in financing from FCX.
     On September 19, 2010, our board of directors met and, upon determining that it was advisable and in the best interests of the company and its stockholders, unanimously authorized (1) the acquisition of PXP’s shallow water Gulf of Mexico shelf assets for a combination of 51 million shares of our common stock and $75 million in cash and (2) the sale of $400 million of convertible securities to the Institutional Investors. Also on September 19, 2010, McMoRan’s Special Committee met and, upon determining that it was advisable and in the best interests of the company and its stockholders, unanimously approved the FCX Transaction and authorized, among other things and subject to certain conditions the FCX Issuance (subject and conditioned upon the receipt of requisite stockholder approval) and the execution and delivery of the FCX Transaction Documents.
Reasons for the Acquisition; Recommendation of the Board of Directors
     Our board of directors unanimously recommends that the McMoRan stockholders vote “FOR” Proposal No. 1. In reaching its decision to approve the Acquisition and recommend that our stockholders approve the PXP Issuance, our board of directors considered a number of factors, including its belief that completing the Acquisition will further our strategic objective to significantly increase our scale of operations on the Gulf of Mexico shelf, consolidate our ownership in core focus areas of operations, expand our participation in future production from our deep gas and ultra-deep exploration and development programs and increase current reserves and production. In addition, our board of directors expects that we will continue to benefit from our positive relationship with PXP through PXP’s significant shareholding position in our company, including by having two PXP nominees serve on our expanded board of directors.
     Our board of directors also considered the factors described in “—Certain Effects of Proposal No. 1” below. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, our board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Acquisition and to recommend that our stockholders approve the PXP Issuance. In addition, individual members of the board of directors may have given differing weights to different factors. The board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors.
Regulatory and Other Approvals Required for the Acquisition
     Hart-Scott-Rodino Antitrust Improvements Act of 1976. As a condition to the Acquisition, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) requires us and PXP to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period, subject to possible extensions, following the necessary filings by the parties to the merger. We and PXP filed a notification and report form for the transaction with the Federal Trade Commission and the Antitrust Division on September 30, 2010. We and PXP filed for early termination of the waiting period.
     Bureau of Ocean Energy Management, Regulation and Enforcement (“BOEM”), formerly known as the Minerals Management Service, Department of Labor, United States of America. As a condition to the Acquisition, we and PXP are required to qualify certain of our respective subsidiaries with the Bureau of Ocean Energy Management, Regulation and Enforcement, formerly known as the Minerals Management Service, Department of Labor, United States of America, to hold certain leases on the U.S. Outer Continental Shelf. The conveyances from PXP to PXP Offshore of certain of the Assets will require BOEM approval.
Certain Effects of Proposal No. 1
     While our board of directors believes that the PXP Issuance is advisable and in the best interests of the company and our stockholders, you should consider the following factors, together with the other information included in this proxy statement, in evaluating this proposal.

     Substantial Stockholder. If our stockholders approve the PXP Issuance, we will issue 51 million shares of our common stock to PXP, subject to adjustment as provided in the Merger Agreement. Following the Acquisition, the Institutional Issuance and the FCX Issuance, we expect to have approximately 159 million shares of common stock outstanding (which includes 12.8 million shares of common stock issuable upon conversion of our 6.75% mandatory convertible preferred stock, based on a maximum conversion rate of 8.0645, which will mandatorily convert on November 15, 2010, and which does not include the shares of common stock underlying the securities proposed to be issued in the FCX Issuance and the Institutional Private Placements), with PXP owning approximately 32% of our common stock outstanding. As a substantial stockholder, PXP will have the ability to significantly influence matters submitted to our stockholders for a vote. Although PXP will not have a blocking position with respect to matters submitted for stockholder approval, if it opposes a matter requiring stockholder approval, it will take a significant majority of the remaining stockholders to vote in favor of the action in order for it to pass.
     Possible Effect on Market Price. Upon completion of the Acquisition, we will enter into the PXP Registration Rights Agreement with PXP with respect to PXP Registrable Securities. The agreement provides for customary registration rights, including shelf registration rights and “piggy-back” registration rights. The agreements require us to file a shelf registration statement that would permit some or all of the Registrable Securities to be offered to the public within 60 days of the closing of the Acquisition and to use our commercially reasonable efforts to keep such shelf registration statement effective. In addition, under certain circumstances, the agreements permit PXP to demand or participate in an underwritten public offering of common stock by us. These registration rights will facilitate the resale of the shares of our common stock into the public market and, if PXP sells shares, increase the number of shares of common stock available for public trading. The potential that PXP would resell the shares of our common stock issued to it could create a market overhang that could exert downward pressure on the market price of our common stock.
     Possible Limitation on use of Net Operating Loss Carryforwards. Our ability to use our net operating loss carryforwards (“NOLs”) will be limited if, as we expect, the Acquisition, FCX Issuance and Institutional Issuance result in an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended. It is also possible that a portion of our tax basis deductions would be limited if such an ownership change were to occur. For 2009 tax reporting purposes, we had approximately $460.9 million of federal NOLs available to offset future taxable income. The use of a portion of those NOLs is already limited under Section 382 as a result of “ownership changes” that previously occurred. If there is an ownership change as a result of the Acquisition, FCX Issuance and Institutional Issuance, our future period tax liability could be greater than it would otherwise have been in the absence of such ownership change and, accordingly, could adversely impact our future period cash flows. Limitations pertaining to the use of our NOLs could also result in the statutory expiration of a portion of those NOLs prior to use.
Potential Consequences if Proposal No. 1 is Not Approved
     If stockholder approval is not obtained for Proposal No. 1, we will not be able to consummate the Acquisition, and we will be required to pay PXP a termination fee of $9.75 million. We may be further required to pay PXP an additional fee of $15.25 million if within twelve months, we enter into an acquisition transaction and certain other requirements are met. In addition, the FCX Issuance and the Institutional Issuance are conditioned upon the concurrent completion of the Acquisition. The purchase price paid by the Institutional Investors in the Institutional Private Placements has been placed in escrow. If the Acquisition is not closed on or prior to March 31, 2011, the escrow agent will promptly return the Institutional Investors’ funds to them, with an amount equal to 4% per annum in respect of the time period during which the funds were held in escrow, which amount we will fund, and we will not issue the Notes or the Institutional Preferred Stock.
     Notwithstanding the Acquisition, the implementation of our business strategy will require significant expenditures for the remainder of 2010 and beyond. Our capital spending will continue to be driven by exploration and development opportunities and managed based on market conditions. We will require significant capital to further evaluate and develop certain of our prospects and to fund our ongoing exploration and development program. If stockholder approval is not obtained for Proposal No. 1, FCX and the Institutional Investors may opt not to close the FCX Issuance and the Institutional Issuance, and it may be necessary for us to seek alternative financing, which we may be unable to obtain or which may be obtained on terms less favorable to us than the FCX Issuance and the Institutional Issuance.

Appraisal Rights
     Under Delaware law, our stockholders will not have appraisal rights in connection with the PXP Issuance.
Vote Required for Approval
     Assuming the presence of a quorum, Proposal No. 1 requires the affirmative vote of the holders of our common stock representing a majority of the votes cast at the special meeting, provided that the total votes cast for the proposal represent over 50% of all outstanding securities entitled to vote to approve the proposal. Abstentions will be treated as “votes cast” for purposes of determining whether the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal as required by Section 312.07 of the NYSE Listed Company Manual. Accordingly, an abstention will have the same effect as a vote “Against” this proposal for purposes of determining whether the proposal has been approved by a majority of votes cast on such proposal. Broker non-votes will have no effect on Proposal No. 1.
     Certain members of our board of directors (Messrs. Moffett, Adkerson, Day, Ford and Rankin) have entered into support agreements with PXP pursuant to which they agreed to vote the shares of our common stock that they own in favor of the PXP Issuance and the FCX Issuance. As of October      , 2010, the record date for the special meeting, these directors held approximately      % of our outstanding common stock.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 1.
PROPOSAL NO. 2
APPROVAL OF, AS REQUIRED BY SECTIONS 312.03(b) AND (c) OF THE NYSE LISTED COMPANY MANUAL, THE ISSUANCE OF 500,000 SHARES OF MCMORAN 5 3/4% CONVERTIBLE PERPETUAL PREFERRED STOCK AND THE SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THOSE SHARES TO A SUBSIDIARY OF FREEPORT-MCMORAN COPPER & GOLD INC. PURSUANT TO A STOCK PURCHASE AGREEMENT DATED AS OF SEPTEMBER 19, 2010
     Our board of directors has unanimously determined that this proposal is in our and our stockholders’ best interests and further directed that Proposal No. 2 be submitted for consideration by our stockholders at the special meeting.
General
     On September 19, 2010, we entered into the FCX Purchase Agreement with FCX, pursuant to which we have agreed to sell and FCX has agreed to purchase 500,000 shares of the FCX Preferred Stock for an aggregate purchase price of $500 million, concurrently with consummation of the Acquisition, as more fully described above under “The Transactions.”
     As described in more detail below, we are asking our stockholders to approve, as required by Sections 312.03(b) and (c) of the NYSE Listed Company Manual, the issuance to FCX of the FCX Preferred Stock and the shares of our common stock issuable upon conversion of those shares, which are initially convertible into 31.25 million shares of our common stock, pursuant to the terms of the FCX Purchase Agreement.
New York Stock Exchange Requirement
     Our common stock is listed on, and we are subject to the rules and regulations of, the NYSE. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or of securities convertible into common stock, in any transaction or series of related transactions if (1) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock or of securities convertible into common stock, or (2) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into common stock. Section 312.03(b) of the NYSE Listed Company Manual also requires stockholder approval prior to the issuance of common stock, or of securities convertible into common stock, in any transaction or series of related transactions, to (a) a director, officer or substantial security holder of the company (each a “Related Party”); (2) a subsidiary, affiliate or other closely-related person of a Related Party; or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

     We are proposing to issue to FCX 500,000 shares of FCX Preferred Stock and the shares of our common stock issuable upon conversion of those shares. Moreover, the FCX Issuance is an issuance subject to the “Related Party” stockholder approval requirement, due to the fact that several of our directors and executive officers serve as directors or officers of FCX. Accordingly, at the special meeting, holders of shares of our common stock are being asked to consider and vote on this proposal.
Description of the FCX Preferred Stock
     As described under “The Transactions,” we have agreed to sell and FCX Preferred LLC has agreed to purchase 500,000 shares of FCX Preferred Stock, for an aggregate purchase price of $500 million pursuant to the terms of the FCX Purchase Agreement. The closing of the FCX Issuance is conditioned on the concurrent consummation of the Acquisition.
     The FCX Preferred Stock will be governed by the terms of the FCX Certificate of Designations. At any time, the holder of the FCX Preferred Stock may elect to convert shares of the FCX Preferred Stock, in whole or in part, at an initial conversion rate of 62.5 shares of common stock per share of FCX Preferred Stock (initially, an aggregate of 31.25 million shares of our common stock), or an initial conversion price of $16.00 per share of common stock, subject to customary anti-dilution adjustments and make-whole adjustment upon certain fundamental changes.
     The holder of the FCX Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors, cumulative dividends at the per annum rate of 5 3/4% of the liquidation preference of $1,000 per share, payable quarterly in cash. Accumulated but unpaid dividends accumulate at the per annum rate of 5 3/4% of the liquidation preference of $1,000 per share. Each share of FCX Preferred Stock will have a liquidation preference of $1,000 plus an amount equal to all dividends (whether or not declared) accumulated and unpaid to the date of final distribution to holders. The FCX Preferred Stock will rank senior to our common stock and on parity with our outstanding series of preferred stock.
     For so long as the FCX Preferred Stock is outstanding, (1) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (2) neither we, nor any of our subsidiaries, will redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of the FCX Preferred Stock and any parity stock for all preceding dividend periods. As an exception to clause (2), we will be able to redeem, purchase or otherwise acquire for consideration parity stock pursuant to a purchase or exchange offer made on the same terms to all holders of the FCX Preferred Stock and such parity stock.
     Except as granted under Delaware law or our Certificate of Incorporation, the FCX Preferred Stock will have no voting rights, other than with respect to amendments to our Certificate of Incorporation or the FCX Certificate of Designations, if, except in certain circumstances, the amendment would amend, alter or affect the rights, powers or preferences of the holders thereof, including the creation of, or increase in the authorized amount of, any equity securities, which will be senior to the FCX Preferred Stock. In addition, if dividends are in arrears for six calendar quarters (whether or not consecutive) or if the redemption price is not paid when due, then the holders of shares of FCX Preferred Stock (voting separately as a class with all other series of our preferred stock that are parity stock with like voting rights that are then exercisable) will be entitled to elect two of the authorized number of our board of directors at our next annual meeting of stockholders (or at a special meeting of stockholders called for such purpose, whichever is earlier) and at each subsequent annual meeting until all accumulated and unpaid dividends or the redemption price, as applicable, have been fully paid or set apart for payment. The term of office of such directors shall terminate immediately upon the termination of the right of the holders of the shares of FCX Preferred Stock and parity stock to vote for such directors.

     We may not redeem any shares of the FCX Preferred Stock before the third anniversary of the date of issuance of the FCX Preferred Stock. On or after three years after the date of issuance of the FCX Preferred Stock, we may redeem some or all of the FCX Preferred Stock at a redemption price equal to the liquidation preference of $1,000 per share, plus accumulated but unpaid dividends to, but excluding, the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price of the FCX Preferred Stock.
Interests of Certain Persons
     Several of our directors and executive officers also serve as directors or officers of FCX. James R. Moffett, Richard C. Adkerson, B. M. Rankin, Jr., Robert A. Day, Gerald J. Ford and H. Devon Graham, Jr., each of whom is a director of our company, also serve as directors of FCX. Messrs. Moffett and Adkerson and Ms. Kathleen L. Quirk, each of whom is an executive officer of our company, also serve as executive officers of FCX. In addition, Ms. Nancy D. Parmelee, an executive officer of our company, also serves as an officer of FCX. As of October      , 2010, the record date for the special meeting, the overlapping board members and executive officers beneficially owned shares of our common stock as reflected below in the table under “Stock Ownership of Directors and Executive Officers.”
     In addition, we are a party to a services agreement with FM Services Company (the “Services Company”), a wholly owned subsidiary of FCX, under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. The Services Company also provides similar services to FCX. In 2009, we incurred approximately $8.4 million of costs under the services agreement.
     For information regarding the special committee process, see “The Transactions—Transaction with FCX—Special Committee of Independent Directors.”
Potential Consequences if Proposal No. 2 is Not Approved
     If stockholder approval is not obtained for Proposal No. 2, the Acquisition will not be consummated unless PXP and we waive the condition to closing that the financing be obtained, and if such condition is not so waived we will be contractually obligated to pay PXP the $9.75 million termination fee. We will be contractually obligated, under certain circumstances, to pay PXP an additional fee of $15.25 million if within twelve months of the termination, we enter into an acquisition transaction with another party and certain other requirements are met.
Appraisal Rights
     Under Delaware law, our stockholders will not have appraisal rights in connection with the FCX Issuance.
Vote Required for Approval
     Assuming the presence of a quorum, Proposal No. 2 requires the affirmative vote of the holders of common stock representing a majority of the votes cast at the special meeting; provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote to approve the proposal. Pursuant to the FCX Purchase Agreement, the voting on Proposal No. 2 will exclude the vote of the shares of common stock held by certain of our directors and executive officers who also serve as directors or officers of FCX, namely, Richard C. Adkerson, Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., James R. Moffett, Nancy D. Parmelee, Kathleen L. Quirk and B. M. Rankin, Jr. Abstentions will be treated as “votes cast” for purposes of determining whether the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal as required by Section 312.07 of the NYSE Listed Company Manual. Accordingly, an abstention will have the same effect as a vote “Against” this proposal for purposes of determining whether the proposal has been approved by a majority of votes cast on such proposal. Broker non-votes will have no effect on Proposal No. 2.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 2.

PROPOSAL NO. 3
APPROVAL OF ANY ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT SOLICITATION OF ADDITIONAL PROXIES IN FAVOR OF PROPOSAL NO. 1 OR PROPOSAL NO. 2
     Our board of directors seeks your approval to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of Proposal No. 1 or Proposal No. 2. If it is necessary to adjourn the special meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to our stockholders, other than an announcement made at the special meeting.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 3.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
     Unless otherwise indicated, (a) this table shows the amount of our common stock each of the directors and named executive officers beneficially owned as of the record date, October      , 2010, and (b) all shares shown are held with sole voting and investment power, and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of Shares	Total Number of
	Number of Shares	Subject to	Shares
Name of	Not Subject to	Exercisable	Beneficially	Percent of
Beneficial Owner	Options	Options (1)	Owned	Class (2)
Richard C. Adkerson (3)	402,608	2,325,000	2,727,608	2.8%
A. Peyton Bush, III	1,000	—	1,000	*
William P. Carmichael	—	—	—	*
Robert A. Day (4)	1,072,285	22,375	1,094,660	1.2%
Gerald J. Ford (5)	2,046,872	22,375	2,069,247	2.2%
H. Devon Graham, Jr.	3,875	22,375	26,250	*
Suzanne T. Mestayer	14,252	7,687	21,939	*
James R. Moffett (6)	4,905,404	3,575,000	8,480,404	8.5%
C. Howard Murrish (7)	190,256	557,500	747,756	*
Nancy D. Parmelee	4,069	235,000	239,069	*
B. M. Rankin, Jr. (8)	580,837	16,000	596,837	*
Directors and executive officers as a group (12 persons)	9,233,269 (2)	7,128,312	16,361,581	15.8%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired within sixty days of the record date upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Based on shares of our common stock outstanding as of October , 2010. The number of shares not subject to options held by our directors and executive officers as a group represent % of the shares of our common stock outstanding.

(3)	Includes (a) 147 shares of our common stock held in his individual retirement account (IRA), (b) 33,602 shares issuable upon conversion of 5,000 shares of our 6.75% mandatory convertible preferred stock, (c) 73,072 shares issuable upon conversion of 500 shares of our 8% convertible perpetual preferred stock and (d) 33,908 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. The economic value of 881,250 of the exercisable stock options has been transferred pursuant to a partition agreement.

(4)	Includes 114,100 shares held by Mr. Day’s spouse, as to which he disclaims beneficial ownership.

(5)	Includes 146,145 shares issuable upon conversion of 1,000 shares of our 8% convertible perpetual preferred stock.

(6)	Includes (a) 4,434,116 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 860 shares held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership and (c) 470,428 shares issuable upon conversion of 70,000 shares of our 6.75% mandatory convertible preferred stock. Mr. Moffett’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.

(7)	Includes (a) 3,293 shares held in Mr. Murrish’s IRA, (b) 412 shares held in his spouse’s IRA, (c) 32,395 shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (d) 694 shares held by Mr. Murrish as a custodian for one of his sons and (e) 450 shares held by Mr. Murrish as custodian for his grandson.

(8)	Includes 567,889 shares held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     Based on filings with the SEC, this table shows the owners of more than 5% of our outstanding common stock other than Mr. Moffett, whose beneficial ownership is reflected in the table in the section titled “Stock Ownership of Directors and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2009, and all shares beneficially owned are held with sole voting and investment power.

		Shares issuable
		upon Conversion	Total Number		Percent of
		of Convertible	of Shares		Outstanding
Name and Address of Beneficial Owner	Shares	Securities (1)	Beneficially Owned		Shares (2)
Capital Partnership, L.P Keystone Group, L.P. The Anne T. and Robert M. Bass Foundation 201 Main Street, Suite 3100 Fort Worth, TX 76102	5,562,068	—	5,562,068	(3)	6.5%
BlackRock Inc 40 East 52nd Street New York, NY 10022	5,721,069	—	5,721,069	(4)	6.7%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	8,763,543	—	8,763,543	(5)	10.2%

(1)	We have three securities outstanding that are convertible into our common stock: our 8% convertible perpetual preferred stock, our 6.75% mandatory convertible preferred stock and our 5 1/4% convertible senior notes due 2011.

(2)	In accordance with SEC rules, in calculating the percentage for each beneficial owner, we added to the 86,044,553 shares outstanding as of December 31, 2009, the number of shares of common stock issuable upon the conversion or exercise of convertible securities, warrants and options held by that beneficial owner. For purposes of calculating these percentages for each beneficial owner, we do not assume the conversion or exercise of any of the other beneficial owners’ convertible securities, warrants or options.

(3)	Based on an amended Schedule 13D filed jointly by Capital Partnership, L.P., Keystone Group, L.P., The Anne T. and Robert M. Bass Foundation and others with the SEC on December 29, 2009. According to the Schedule 13D, Alpine Capital, L.P. and Algenpar, Inc. are no longer considered beneficial owners of our common stock. As reported in the Schedule 13D (a) Capital Partnership, L.P. beneficially owns 460,477 shares and J. Taylor Crandall, as President of Capital Genpar, L.L.C., the general partner of Capital Partnership, L.P., has sole voting and investment power with respect to such shares (b) The Anne T. and Robert M. Bass Foundation beneficially owns 851,354 shares and its three directors, J. Taylor Crandall, Robert M. Bass and Anne T. Bass, share voting and investment power with respect to such shares, (c) Keystone Group, L.P. beneficially owns 3,173,118 shares and Stratton R. Heath III, as the President and sole member of Keystone Manager, LLC, and Keystone Manager, LLC, as the manager of Keystone MGP, LLC, and Keystone MGP, LLC, as the managing general partner of Keystone Group, L.P., have voting and investment power with respect to such shares, (d) the Christopher Maddox Bass Trust beneficially owns 32,439 shares, the Timothy Richardson Bass Trust beneficially owns 32,440 shares, the Anne Chandler Bass Trust beneficially owns 32,439 shares, and the Margaret Lee Bass Trust beneficially owns 32,440 shares, and Panther City Investment Company, as Trustee of each trust, has voting and investment power with respect to the shares owned by each trust, (e) the Annie R. Bass Grandson’s Trust for Robert M. Bass beneficially owns 220,819 shares and Robert M. Bass and William P. Hallman, Jr., as Trustees of the trust share voting and investment power with respect to the shares owned by the trust, (f) Robert M. Bass beneficially owns 679,362 shares, and (g) J. Taylor Crandall beneficially owns 47,180 shares.

(4)	Based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein.

(5)	Based on an amended Schedule 13G filed with the SEC on January 25, 2010 by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries identified therein. The aggregate beneficial ownership reported by Wells Fargo & Company in the Schedule 13G is on a consolidated basis and includes any beneficial ownership separately reported by Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, both subsidiaries of Wells Fargo & Company. According to the Schedule 13G, Wells Fargo & Company has (a) sole voting power over 8,649,700 of the shares and shares voting power over 119 of the shares, and (b) sole investment power over 8,762,624 of the shares and shares investment power over 69 of the shares. Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC are located at 525 Market Street, San Francisco, CA 94105.
STOCKHOLDER PROPOSALS
     If you want us to consider including a proposal in our proxy statement for our 2011 annual meeting of stockholders, you must deliver it in writing to our Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112 by November 22, 2010.
     If you want to present a proposal at our 2011 annual meeting of stockholders but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 3, 2011, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary, or access our by-laws on our web site at www.mcmoran.com under About Us — Corporate Governance. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.mcmoran.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
     As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. Information that we file subsequently with the SEC will automatically update and supersede this information.
     We incorporate by reference into this proxy statement the following documents filed with the SEC , and any future documents that we file with the SEC prior to our special meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):
(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(3)	The portions of our definitive Proxy Statement filed on March 25, 2010 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009;

(4)	Our Current Reports on Form 8-K filed with the SEC on January 20, 2010, February 3, 2010, February 5, 2010, May 4, 2010, June 10, 2010, July 1, 2010, July 8, 2010, September 23, 2010 and October , 2010; and

(5)	Our Registration Statement on Form 8-A, as amended, for a description of our common stock, par value $0.01 per share, filed on June 15, 2009, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference herein.
     We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112; (504) 582-4000.
     This proxy statement or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the transactions discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.

ANNEX A

Statements of Revenues and Direct Operating Expenses of the
Plains Exploration & Production Company Properties to be Acquired

Following are the audited statements of revenues and direct operating expenses of the oil and gas properties to be acquired from PXP for each of the three years ended December 31, 2009, 2008 and 2007 and the unaudited interim statements of revenues and direct operating expenses for the six month periods ended June 30, 2010 and 2009. Complete financial and operating information related to the properties, including balance sheet and cash flow information, are not presented because the properties were not maintained separately in the accounting records of PXP, and therefore the assets, liabilities, indirect operating costs and other expenses applicable to the operations were not segregated.

Page

Report of Independent Registered Public Accounting Firm	A-2
Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties of Plains Exploration & Production Company (as described in Note 1) for the years ended December 31, 2009, 2008 and 2007
A-3
Notes to Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties of Plains Exploration & Production Company (as described in Note 1)	A-4
Supplementary Financial Information — Supplementary Oil and Gas Disclosures	A-5
Unaudited Interim Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties of Plains Exploration & Production Company (as described in Note 1) for the six months ended June 30, 2010 and 2009
A-8
Notes to Unaudited Interim Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties of Plains Exploration & Production Company (as described in Note 1)	A-9

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Plains Exploration & Production Company:

In our opinion, the accompanying statements of revenues and direct operating expenses present fairly, in all material respects, the revenues and direct operating expenses of Certain Oil and Gas Properties of Plains Exploration & Production Company (the “PXP Properties”) for the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America, using the basis of presentation described in Note 1. These financial statements are the responsibility of Plains Exploration & Production Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements reflect the revenues and direct operating expenses of the PXP Properties using the basis of presentation described in Note 1 and are not intended to be a complete presentation of the financial position, results of operations, or cash flows of the PXP Properties.

/s/  PricewaterhouseCoopers LLP

Houston, Texas
September 28, 2010

Statements of Revenues and Direct Operating Expenses of
Certain Oil and Gas Properties of Plains Exploration & Production Company (as described in Note 1)

	Year Ended December 31,
	2009	2008	2007
		(in thousands)

Revenues	$127,291	$151,826	$53,886
Direct operating expenses	31,612	20,642	12,027

Revenues in excess of direct operating expenses	$95,679	$131,184	$41,859

See accompanying notes to the statements of revenues and direct operating expenses.

Notes to Statements of Revenues and Direct Operating Expenses of
Certain Oil and Gas Properties of Plains Exploration & Production Company (as described in Note 1)

1.	Background and Basis of Presentation

On September 19, 2010, Plains Exploration & Production Company (PXP) and certain of its subsidiaries executed an agreement with McMoRan Exploration Co. (MMR) and certain of its subsidiaries to divest PXP’s interests in properties located in the Gulf of Mexico shallow water (the PXP Properties) for a combination of cash and stock. PXP will receive $75 million in cash and 51 million shares of MMR common stock in exchange for PXP’s interests in all of its Gulf of Mexico leasehold located in less than 500 feet of water. The consummation of the transaction is subject to the approval of MMR’s stockholders and, if approved, will have an effective date of August 1, 2010.

The accompanying audited statements include revenues from oil, natural gas and natural gas liquids production and direct lease operating expenses associated with the PXP Properties. For purposes of these statements, all properties identified in the agreement between PXP and MMR to divest the PXP Properties are included herein. Because the PXP Properties were not separate legal entities, the accompanying statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the PXP Properties including, but not limited to, general and administrative expenses, interest expense, gains and losses on mark-to-market derivative contracts and federal and state income tax expenses. These costs were not separately allocated to the PXP Properties in the accounting records of PXP. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the PXP Properties had they been MMR’s properties due to the differing size, structure, operations and accounting policies of PXP and MMR. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which MMR will incur upon the allocation of the purchase price paid for the PXP Properties. Furthermore, no balance sheet has been presented for the PXP Properties because their historical cost and related working capital balances are not segregated or easily obtainable, nor has information about the PXP Properties’ operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical statements of revenues and direct operating expenses of the PXP Properties are presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission Regulation S-X.

Revenue Recognition — Oil and gas revenue is recognized upon delivery and passage of title using the sales method for gas imbalances, net of any royalty interests or other profit interests in the produced product.

During 2009, sales to Chevron Natural Gas, Shell Trading (US) Company and Enterprise Products accounted for approximately 49%, 18% and 12%, respectively, of the PXP Properties’ total revenues. During 2008, sales to Chevron Natural Gas, Amerada Hess Corporation and Shell Trading (US) Company accounted for approximately 36%, 13% and 10%, respectively, of the PXP Properties’ total revenues. During 2007, sales to Manti Exploration Operating LLC, Crosstex Gulf Coast Mktg, Ltd. and Superior Natural Gas Corporation accounted for approximately 26%, 23%, and 19%, respectively, of the PXP Properties’ total revenues and sales to Shell Trading (US) Company and Targa Louisiana Field Services LLC each accounted for approximately 11% of such revenues. During such periods, no other purchaser accounted for more than 10% of the total revenues. The loss of any single significant customer or contract could have a material adverse short-term effect; however, it is not likely that the loss of any single significant customer or contract would materially affect the PXP Properties in the long-term as such purchasers could be replaced by other purchasers under contracts with similar terms and conditions.

Direct Operating Expenses — Direct operating expenses are recognized when incurred and consist of the direct expenses of operating the PXP Properties. The direct operating expenses include lease operating expenses, electricity, production and ad valorem taxes and gathering and transportation expenses. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, facilities and insurance directly related to oil and natural gas production activities of the PXP Properties.

Supplementary Financial Information
Supplementary Oil and Gas Disclosures

Costs incurred

The following table summarizes the costs incurred for each of the three years in the period ended December 31, 2009 attributable to the PXP Properties:

	Year Ended December 31,
	2009	2008	2007
		(in thousands)

Property acquisitions costs
Unproved properties	$2,383	$4,067	$9,177
Proved properties	335	214	24,677
Exploration costs	99,028	134,403	189,980
Development costs	41,687	70,383	19,177

	$143,433	$209,067	$243,011

Amounts presented include capitalized general and administrative expense of $9.0 million, $4.5 million and $2.1 million in 2009, 2008 and 2007, respectively, and capitalized interest expense of $5.9 million, $1.2 million and $1.9 million in 2009, 2008 and 2007, respectively.

Supplemental reserve information (unaudited)

The following unaudited supplemental reserve information summarizes the net proved reserves of oil (including condensate and natural gas liquids) and gas and the standardized measure thereof for each of the three years in the period ended December 31, 2009 attributable to the PXP Properties. All of the reserves are located in the United States. In 2009 and 2008, reserves were based upon reserve reports prepared by the independent petroleum engineers of Netherland, Sewell & Associates, Inc. and Ryder Scott Company L.P. (Ryder Scott). In 2007, reserves were based upon (1) reserve reports prepared by Netherland, Sewell & Associates, Inc. and Ryder Scott, (2) reserve volumes prepared by PXP and audited by Miller and Lents, Ltd. and (3) reserve volumes prepared by PXP, which were not audited by an independent petroleum engineer.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree subjective, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may each differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to the PXP Properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent development activities, production history of the PXP Properties and any adjustments in the projected economic life of such properties resulting from changes in product prices.

In December 2008, the Securities and Exchange Commission (SEC) issued its final rule, Modernization of Oil and Gas Reporting, which was first effective for reporting 2009 reserve information. In January 2010, the Financial Accounting Standards Board issued its authoritative guidance on extractive activities for oil and gas to align its requirements with the SEC’s final rule. Under the SEC’s final rule, prior period reserves were not restated.

Estimated quantities of oil and natural gas reserves (unaudited)

The following table sets forth certain data pertaining to the PXP Properties’ proved, proved developed and proved undeveloped reserves for each of the three years in the period ended December 31, 2009.

	Oil	Gas
	(MBbl)	(MMcf)

2009
Proved Reserves
Beginning balance	2,072	73,467
Revision of previous estimates	399	(359)
Extensions, discoveries and other additions	232	10,907
Improved recovery	—	—
Purchase of reserves in-place	—	—
Sale of reserves in-place	—	—
Production	(1,015)	(18,472)

Ending balance	1,688	65,543

Proved Developed Reserves, December 31	1,316	51,263

Proved Undeveloped Reserves, December 31	372	14,280

2008
Proved Reserves
Beginning balance	962	27,620
Revision of previous estimates	366	2,424
Extensions, discoveries and other additions	1,324	54,993
Improved recovery	—	—
Purchase of reserves in-place	—	—
Sale of reserves in-place	—	—
Production	(580)	(11,570)

Ending balance	2,072	73,467

Proved Developed Reserves, December 31	1,916	65,391

Proved Undeveloped Reserves, December 31	156	8,076

2007
Proved Reserves
Beginning balance	200	7,798
Revision of previous estimates	141	3,008
Extensions, discoveries and other additions	362	17,278
Improved recovery	—	—
Purchase of reserves in-place	391	5,290
Sale of reserves in-place	—	—
Production	(132)	(5,754)

Ending balance	962	27,620

Proved Developed Reserves, December 31	849	15,057

Proved Undeveloped Reserves, December 31	113	12,563

Standardized measure of discounted future net cash flows (unaudited)

The Standardized Measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is presented below:

	December 31,
	2009	2008	2007
	(in thousands)

Future cash inflows	$374,718	$540,224	$292,197
Future development and abandonment costs	(45,987)	(44,094)	(23,332)
Future production expense	(97,998)	(92,976)	(41,337)
Future income tax expense	(73,958)	(135,924)	(74,135)

Future net cash flows	156,775	267,230	153,393
Discounted at 10% per year	(49,770)	(89,745)	(29,179)

Standardized measure of discounted future net cash flows	$107,005	$177,485	$124,214

The Standardized Measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

1. An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

2. In accordance with SEC guidelines, the engineers’ estimates of future net revenues from proved properties and the present value thereof for 2009 are made using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. Prior year estimates were not required to be restated and reflect previously disclosed estimates using year-end prices. These prices are held constant throughout the life of the properties, except where such guidelines permit alternate treatment.

3. The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs in effect at December 31 of the year presented and held constant throughout the life of the properties.

4. Future income taxes were calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of PXP’s tax basis of the properties involved.

The principal sources of changes in the Standardized Measure of the future net cash flows for each of the three years in the period ended December 31, 2009, are as follows:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)

Balance, beginning of year	$177,485	$124,214	$24,270
Sales, net of production expenses	(95,668)	(130,930)	(41,859)
Net change in sales and transfer prices, net of production expenses	(94,529)	(39,403)	17,459
Extensions, discoveries and improved recovery, net of costs	26,676	209,207	117,269
Changes in estimated future development costs	(10,631)	(14,006)	(4,785)
Previously estimated development costs incurred during the year	18,229	19,935	5,578
Purchase of reserves in-place	—	—	45,223
Revision of quantity estimates	21,118	29,554	8,399
Accretion of discount	24,543	13,535	2,535
Net change in income taxes	39,782	(34,621)	(49,875)

Balance, end of year	$107,005	$177,485	$124,214

Unaudited Interim Statements of Revenues and Direct Operating Expenses of
Certain Oil and Gas Properties of Plains Exploration & Production Company (as described in Note 1)

	Six Months Ended
	June 30,
	2010	2009
	(in thousands)

Revenues	$69,412	$55,914
Direct operating expenses	10,854	14,037

Revenues in excess of direct operating expenses	$58,558	$41,877

See accompanying notes to the unaudited interim statements of revenues and direct operating expenses.

Notes to Unaudited Interim Statements of Revenues and Direct Operating Expenses of
Certain Oil and Gas Properties of Plains Exploration & Production Company (as described in Note 1)

1.	Background and Basis of Presentation

On September 19, 2010, Plains Exploration & Production Company (PXP) and certain of its subsidiaries executed an agreement with McMoRan Exploration Co. (MMR) and certain of its subsidiaries to divest PXP’s interests in properties located in the Gulf of Mexico shallow water (the PXP Properties) for a combination of cash and stock. PXP will receive $75 million in cash and 51 million shares of MMR common stock in exchange for PXP’s interests in all of its Gulf of Mexico leasehold located in less than 500 feet of water. The consummation of the transaction is subject to the approval of MMR’s stockholders and, if approved, will have an effective date of August 1, 2010.

The accompanying unaudited statements include revenues from oil, natural gas and natural gas liquids production and direct lease operating expenses associated with the PXP Properties. For purposes of these statements, all properties identified in the agreement between PXP and MMR to divest the PXP Properties are included herein. Because the PXP Properties were not separate legal entities, the accompanying statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the PXP Properties including, but not limited to, general and administrative expenses, interest expense, gains and losses on mark-to-market derivative contracts and federal and state income tax expenses. These costs were not separately allocated to the PXP Properties in the accounting records of PXP. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the PXP Properties had they been MMR’s properties due to the differing size, structure, operations and accounting policies of PXP and MMR. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which MMR will incur upon the allocation of the purchase price paid for the PXP Properties. Furthermore, no balance sheet has been presented for the PXP Properties because their historical cost and related working capital balances are not segregated or easily obtainable, nor has information about the PXP Properties’ operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical statements of revenues and direct operating expenses of the PXP Properties are presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission Regulation S-X.

In the opinion of management, the accompanying unaudited interim statements include all adjustments considered necessary for a fair presentation. Interim period results are not necessarily indicative of the results of operations for a full year.

Revenue Recognition — Oil and gas revenue is recognized upon delivery and passage of title using the sales method for gas imbalances, net of any royalty interests or other profit interests in the produced product.

Direct Operating Expenses — Direct operating expenses are recognized when incurred and consist of the direct expenses of operating the PXP Properties. The direct operating expenses include lease operating expenses, electricity, production and ad valorem taxes and gathering and transportation expenses. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, facilities and insurance directly related to oil and natural gas production activities of the PXP Properties.

ANNEX B

McMoRan EXPLORATION CO.
Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial statements and accompanying notes of McMoRan Exploration Co. (McMoRan) as of and for the six months ended June 30, 2010 and for the year ended December 31, 2009 (Pro Forma Statements), which have been prepared by McMoRan’s management, are derived from (a) the audited consolidated financial statements of McMoRan as of and for the year ended December 31, 2009 included in its Annual Report on Form 10-K; (b) the unaudited consolidated financial statements of McMoRan as of and for the six months ended June 30, 2010 included in its Quarterly Report on Form 10-Q for the period then ended; (c) the audited statements of revenues and direct operating expenses of certain oil and gas properties being acquired (Acquired Properties) from Plains Exploration & Production Company (PXP) for the year ended December 31, 2009; and (d) the unaudited statements of revenues and direct operating expenses of the Acquired Properties as of and for the six months ended June 30, 2010.

The Pro Forma Statements illustrate the effect on McMoRan’s historical financial position and results of operations of the purchase of oil and gas properties and exploration rights from PXP for consideration consisting of 51 million shares of McMoRan common stock and $75 million in cash (Acquisition). In addition, the Pro Forma Statements reflect the effect of related proposed financing transactions, including $200 million of 4% Convertible Senior Notes (4% Notes) and $700 million of 5 3/4% Convertible Perpetual Preferred Stock (5 3/4% Preferred Stock) (collectively, the Financing Transactions), of which $500 million of the 5 3/4% Preferred Stock is to be purchased by Freeport-McMoRan Copper & Gold, Inc. (FCX). McMoRan is a party to a services agreement with FM Services Company (Services Company), a wholly owned subsidiary of FCX, under which the Services Company provides McMoRan with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. The proceeds of the Financing Transactions are expected to be used by McMoRan to fund future capital expenditures associated with its expanded asset base and for general corporate purposes. The consummation of the Financing Transactions is conditioned on the concurrent consummation of the Acquisition.

The Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what McMoRan’s financial position or results of operations would have been had the Acquisition and/or Financing Transactions been consummated on the dates indicated or the financial position or results of operations for any future date or period. The unaudited pro forma condensed consolidated balance sheet was prepared assuming that the Acquisition and Financing Transactions had occurred on June 30, 2010. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2009 and for the six months ended June 30, 2010 were prepared assuming the Acquisition and Financing Transactions had occurred on January 1, 2009.

The Pro Forma Statements, including the related unaudited adjustments that are described in the accompanying notes, are based on available information and certain assumptions we believe to be reasonable in connection with the Acquisition and Financing Transactions. These assumptions are subject to change.

The purchase price for the Acquisition is subject to adjustment based on final settlement of certain items. McMoRan will issue 51 million shares of its common stock to PXP upon consummation of the Acquisition. Thus, the purchase price at closing will depend, in part, on the closing price of McMoRan’s common stock at that time. The allocation of the initial purchase price to the Acquisition’s acquired assets and liabilities in the Pro Forma Statements are based on management’s preliminary valuation estimates. Such allocations will be finalized at closing based on valuation and other studies to be performed by management using the assistance of outside valuation specialists. As a result, the final adjusted purchase price and purchase price allocations will differ, possibly materially, from that which is presented in the accompanying unaudited pro forma condensed consolidated financial information.

The Pro Forma Statements should be read in conjunction with (a) the historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” which are set forth in McMoRan’s Annual Report on Form 10-K for the year ended December 31, 2009 and in McMoRan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and (b) the audited statements of revenues and direct operating expenses of the Acquired Properties for the years ended December 31, 2009, 2008 and 2007 and the unaudited statements of revenues and direct operating expenses of the Acquired Properties for the six months ended June 30, 2010 and 2009.

McMoRan Exploration Co.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
at June 30, 2010
(amounts in thousands)

		Pro Forma Adjustments
		Acquisition		Financing
	Historical	Transaction		Transactions		Pro Forma

ASSETS
Cash and cash equivalents	$217,028	$(84,850)[a]		$893,500	[b]	$1,025,678
Accounts receivable	88,119	—		—		88,119
Inventories	40,934	—		—		40,934
Prepaid expenses	4,564	—		—		4,564
Fair value of oil and gas derivative contracts	3,475	—		—		3,475
Current assets from discontinued operations, including cash of $3,600	3,692	—		—		3,692

Total current assets	357,812	(84,850)		893,500		1,166,462
Property, plant and equipment, net	726,952	827,920	[a]	—		1,554,872
Restricted cash	49,183	—		—		49,183
Deferred financing costs and other assets	10,067	—		1,250	[b]	11,317
Long-term assets from discontinued operations	2,992	—		—		2,992

Total assets	$1,147,006	$743,070		$894,750		$2,784,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$67,180	$—		$—		$67,180
Accrued liabilities	69,812	—		—		69,812
Accrued interest and dividends payable	8,989	—		—		8,989
Current portion of accrued oil and gas reclamation costs	157,818	—		—		157,818
Fair value of oil and gas derivative contracts	128	—		—		128
Current portion of accrued sulphur reclamation costs (discontinued operations)	9,500	—		—		9,500
Current liabilities from discontinued operations	1,709	—		—		1,709

Total current liabilities	315,136	—		—		315,136
5 1/4% convertible senior notes	74,720	—		—		74,720
11.875% senior notes	300,000	—		—		300,000
4% convertible senior notes	—	—		200,000	[b]	200,000
Accrued oil and gas reclamation costs	224,964	9,850	[a]	—		234,814
Other long-term liabilities	17,173	—		—		17,173
Accrued sulphur reclamation costs (discontinued operations)	18,146	—		—		18,146
Other long-term liabilities from discontinued operations	6,143	—		—		6,143

Total liabilities	956,282	9,850		200,000		1,166,132

Stockholders’ equity	190,724	733,220	[a]	694,750	[b]	1,618,694

Total liabilities and stockholders’ equity	$1,147,006	$743,070		$894,750		$2,784,826

See accompanying notes.

McMoRan Exploration Co.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For Year Ending December 31, 2009
(amounts in thousands, except per share amounts)

		Pro Forma Adjustments
			Acquisition &
		PXP	Financing
	Historical	Properties	Transactions		Pro Forma

Revenues:
Oil and natural gas	$422,976	$127,291	$—		$550,267
Service	12,459	—	—		12,459

Total revenues	435,435	127,291	—		562,726
Costs and expenses:
Production and delivery costs	193,025	31,612	2,178	[c]	226,815

Revenues in excess of direct operating expenses	242,410	95,679	(2,178)		335,911

Depletion, depreciation and amortization expense	313,980		40,026	[d]	354,006
Exploration expenses	94,281		39,737	[f]	137,031
			3,013	[c]
Gain on oil and gas derivative contracts	(17,394)		—		(17,394)
General and administrative expenses	42,954		2,100	[g]	45,054
Main Pass Energy Hubtm costs	1,615		—		1,615
Insurance recoveries	(24,592)		—		(24,592)

Operating loss	(168,434)		(87,054)		(159,809)
Interest expense, net	(42,943)		(8,000)[h]		(51,122)
			(179)[h]
Other income, net	4,043		—		4,043

Loss from continuing operations before income taxes	(207,334)		(95,233)		(206,888)
Income tax benefit	2,445		—	[i]	2,445

Loss from continuing operations before preferred dividends and inducement payments for early conversion of preferred stock	(204,889)		(95,233)		(204,443)
Preferred dividends and inducement payments for early conversion of preferred stock	(14,332)		(40,250)[j]		(54,582)

Loss from continuing operations	$(219,221)		$(135,483)		$(259,025)

Loss per share of common stock from continuing operations:
Basic	$(2.79)				$(2.00)

Diluted	$(2.79)				$(2.00)

Average common shares outstanding:
Basic	78,625		51,000	[a]	129,625

Diluted	78,625		51,000	[a]	129,625

See accompanying notes.

McMoRan Exploration Co.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ending June 30, 2010
(amounts in thousands, except per share amounts)

		Pro Forma Adjustments
			Acquisition &
		PXP	Financing
	Historical	Properties	Transactions		Pro Forma

Revenues:
Oil and natural gas	$232,949	$69,412	$—		$302,361
Service	7,580	—	—		7,580

Total revenues	240,529	69,412	—		309,941
Costs and expenses:
Production and delivery costs	89,224	10,854	1,110	[c]	101,188

Revenues in excess of direct operating expenses	151,305	58,558	(1,110)		208,753

Depletion, depreciation and amortization expense	166,132		17,541	[d]	202,273
			18,600	[e]
Exploration expenses	22,843		9,716	[f]	34,065
			1,506	[c]
Gain on oil and gas derivative contracts	(3,268)		—		(3,268)
General and administrative expenses	24,119		1,050	[g]	25,169
Main Pass Energy Hubtm costs	575		—		575
Insurance recoveries	(9,171)		—		(9,171)
Gain on sale of oil and gas property	(3,455)		—		(3,455)

Operating loss	(46,470)		(49,523)		(37,435)
Interest expense, net	(20,406)		(4,000)[h]		(24,495)
			(89)[h]
Other income, net	105		—		105

Loss from continuing operations before income taxes	(66,771)		(53,612)		(61,825)
Income tax expense	—		—	[i]	—

Loss from continuing operations before preferred dividends and inducement payments for early conversion of preferred stock	(66,771)		(53,612)		(61,825)
Preferred dividends and inducement payments for early conversion of preferred stock	(18,059)		(20,125)[j]		(38,184)

Loss from continuing operations	$(84,830)		$(73,737)		$(100,009)

Loss per share of common stock from continuing operations:
Basic	$(0.93)				$(0.70)

Diluted	$(0.93)				$(0.70)

Average common shares outstanding:
Basic	91,428		51,000	[a]	142,428

Diluted	91,428		51,000	[a]	142,428

See accompanying notes.

McMoRan Exploration Co.

Unaudited Pro Forma Condensed Consolidated Financial Information

Pro Forma Financial Information Assumptions

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 reflects the following adjustments.

a. Purchase price components of the Acquisition (in thousands):

Cash consideration	$75,000
Stock consideration- 51 million shares based on McMoRan’s closing stock price of $14.57 per share on September 17, 2010	743,070
Assumed asset retirement obligations	9,850

Acquired property, plant and equipment	$827,920

Estimated costs of the Acquisition, none of which are reflected in McMoRan’s historical statements of operations, are approximately $9.9 million. The pro forma impact of the Acquisition-related costs is reflected as a reduction of cash and retained earnings (stockholders’ equity) in the accompanying June 30, 2010 pro forma balance sheet.

The effective date for the Acquisition is August 1, 2010. Changes related to the impact of movements in the trading value of McMoRan’s common stock through the closing date of the Acquisition, and estimated closing adjustments to reflect the August 1, 2010 effective date, including post August 1, 2010 revenues, operating expenses and capital and reclamation expenditures relating to the acquired properties are not reflected. Because a significant portion of the purchase consideration is comprised of a fixed amount of McMoRan common stock, changes in McMoRan’s common stock value through the date of closing could materially impact the total purchase price. For every $1 per share change in the market value of McMoRan’s common stock, the Acquisition’s total purchase price would be impacted by $51 million. In addition, capital expenditures, net of operating cash flow, relating to the acquired properties for the period subsequent to the effective date and through the projected closing date of the transaction could approximate $70-80 million.

Preliminary assessments of the Acquisition’s purchase price allocation have been performed by McMoRan considering current market conditions and the positive results of recent drilling, including discoveries announced in 2010, a substantial portion of which is currently under evaluation. For purposes of the pro forma balance sheet presentation, no part of the purchase price has been allocated to goodwill. This assumption is based upon market conditions and estimated market prices in effect for oil and natural gas as well as for the trading value of McMoRan’s common stock as of the Acquisition announcement date, and it also considers the factors associated with recent drilling results which are subject to further evaluation. These market factors may change and new information regarding the evaluation of drilling results may become known as of the closing date, potentially resulting in changes to the preliminary purchase price and related allocations thereof. As a result, it is possible that a portion of the final purchase price may be allocated to goodwill.

b. The Financing Transactions include:

•	$200 million principal amount of 4% Convertible Senior Notes due 2017 (4% Notes). The 4% Notes are convertible, at the option of the holder, at any time on or prior to maturity at an initial conversion rate of 62.5 shares of McMoRan common stock per $1,000 principal amount of the 4% Notes, which is equal to an initial conversion price of $16.00 per share. The conversion rate is subject to adjustment upon the occurrence of certain events. The 4% Notes are redeemable for cash by McMoRan beginning five years after issuance under certain conditions.

•	$700 million of 5 3/4% Convertible Perpetual Preferred Stock (5 3/4% Preferred Stock). The 5 3/4% Preferred Stock is not redeemable before three years after the issuance of the 5 3/4% Preferred Stock. On or after three years following the date of issuance of the 5 3/4% Preferred Stock, McMoRan may redeem some or all of the 5 3/4% Preferred Stock under certain conditions. The 5 3/4% Preferred Stock is convertible, at the option of the holder, at any time into shares of McMoRan common stock at an initial conversion rate of 62.5 shares of McMoRan common stock which is equal to an initial conversion price of $16.00 per share per $1,000 liquidation preference of 5 3/4% Preferred Stock. A summary of the pro forma balance sheet impact of the Financing Transactions follows (in thousands):

		Deferred
		Financing		Stockholders’
	Cash	Costs	Debt	Equity

$200 million 4% Notes	$200,000	$—	$200,000	$—
— Related financing costs	(1,250)	1,250	—	—
$700 million 5 3/4% Preferred Stock	700,000	—	—	700,000
— Related issuance costs	(5,250)	—	—	(5,250)

	$893,500	$1,250	$200,000	$694,750

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2009 and the six months ended June 30, 2010 reflect the following adjustments.

c. Represents the estimated incremental insurance cost associated with including the PXP acquired operations/property interests under McMoRan’s insurance programs.

d. Represents the estimated depletion, depreciation and amortization expense associated with the proved properties acquired and other related asset retirement obligations assumed in the Acquisition for the respective periods presented. McMoRan follows the successful efforts method of accounting, with its depletion, depreciation and amortization expense for proved properties calculated on a field by field basis using the units of production method. Production for the PXP Properties totaled approximately 24.3 Bcfe for 2009 and 10.7 Bcfe for six months ended June 30, 2010. For purposes of these Pro Forma Statements, the preliminary allocation of acquisition costs to property, plant and equipment has been apportioned as $150 million to proved producing oil and gas properties, with the remaining portions of the assumed purchase consideration allocated to the proved undeveloped, and to a much greater extent, unevaluated oil and gas property categories. See footnote “a” above.

e. Represents the incremental impairment charge associated with the acquisition of PXP’s interest in a jointly owned proved undeveloped property.

f. Represents the incremental charge associated with the acquisition of PXP’s interest in certain jointly owned exploratory drilling determined to be non-productive in the respective periods presented.

g. Represents estimated incremental state franchise taxes associated with the assumed increase to McMoRan’s stockholders’ equity. Because McMoRan intends to absorb the operations and administration of the Acquired Properties within its existing organizational structure, there were no other pro forma adjustments for general and administrative expenses in the respective periods presented.

h. Represents interest expense and amortization of deferred financing costs associated with the $200 million 4% Notes for the respective periods presented.

i. There were no pro forma adjustments for the income tax effects of the purchase price allocation reflected in the accompanying pro forma financial statements because of McMoRan’s substantial net deferred tax asset position prior to and after the assumed effects of the Acquisition and Financing Transactions which, for historical and pro forma reporting purposes, has been reduced to zero by a full valuation allowance. The full valuation allowance has been established because of McMoRan’s history of operating losses and the related limitations on the recognition of deferred tax assets under generally accepted accounting principles when a company has a history of cumulative operating losses generated in recent years.

j. Represents dividends associated with the $700 million 5 3/4% Preferred Stock for the respective periods presented.

Pro Forma Oil and Natural Gas Reserve Information

The following unaudited pro forma oil and natural gas reserve information illustrates how the oil and natural gas reserve and standardized measure information of McMoRan and the properties to be acquired from PXP may have appeared had the purchase transaction closed as of January 1, 2009.

	Historical
		PXP
	McMoRan	Properties	Pro Forma

Proved Reserves — Oil (MBbls)
Beginning of year	16,989	2,072	19,061
Revisions of previous estimates	1,369	399	1,768
Discoveries, extensions and other additions	131	232	363
Production	(2,970)	(1,015)	(3,985)
Purchase of reserves	—	—	—

Proved oil reserves at December 31, 2009	15,519	1,688	17,207

Proved developed reserves — Oil (MBbls)
Beginning of year	15,039	1,916	16,955

End of year	13,483	1,316	14,799

Proved Reserves — Natural Gas (MMcf)
Beginning of year	242,897	73,467	316,364
Revisions of previous estimates	(12,610)	(359)	(12,969)
Discoveries, extensions and other additions	4,377	10,907	15,284
Production	(55,842)	(18,472)	(74,314)
Purchase of reserves	—	—	—

Proved natural gas reserves at December 31, 2009	178,822	65,543	244,365

Proved developed reserves — Natural Gas (MMcf)
Beginning of year	198,610	65,391	264,001

End of year	135,150	51,263	186,413

	Year Ended December 31, 2009
	Historical
		PXP
	McMoRan	Properties	Adjustments		Pro Forma
		(in thousands)

Standardized Measure of Discounted Future Net Cash Flows
Future cash inflows	$1,655,260	$374,718	$—		$2,029,978
Future cost applicable to future cash flows:
Production costs	(519,995)	(97,998)	—		(617,993)
Development and abandonment costs	(649,940)	(45,987)	—		(695,927)
Future income taxes	(2,348)	(73,958)	73,945	(1)	(2,361)

Future net cash flows	482,977	156,775	73,945		713,697
Discount for estimated timing of net cash flows (10% discount rate)	(134,596)	(49,770)	(18,287	)(1)	(202,653)

	$348,381	$107,005	$55,658		$511,044

	Year Ended December 31, 2009
	Historical
		PXP
	McMoRan	Properties	Adjustments		Pro Forma
		(in thousands)

Changes in Standardized Measure
Beginning of year	$705,291	$177,485	$95,453	(1)	$978,229
Revisions:
Changes in prices	(183,301)	(94,529)	—		(277,830)
Accretion of discount	70,529	24,543	—		95,072
Change in reserve quantities	15,459	21,118	—		36,577
Other changes, including revised estimates of development costs and rates of production	(97,269)	(10,631)	—		(107,900)
Discoveries and extensions, less related costs	2,691	26,676	—		29,367
Development costs incurred during the year	65,256	18,229	—		83,485
Change in future income taxes	(324)	39,782	(39,795	)(1)	(337)
Revenues, less production costs	(229,951)	(95,668)	—		(325,619)

End of year	$348,381	$107,005	$55,658		$511,044

1.	Adjustments for the assumed impact of McMoRan’s available income tax benefits to reduce future taxable income from the pro forma incremental net cash flows of the Acquired Properties.

MCMORAN EXPLORATION CO. Proxy Solicited on Behalf of the Board of Directors for Special Meeting of Stockholders, December , 2010 The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, Nancy D. Parmelee and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Special Meeting of Stockholders to be held on , December , 2010, at Central Time, and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter. If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE (continued on reverse side) FOLD AND DETACH HERE

Please mark your votes as indicated in this example X The Board of Directors recommends a vote FOR Items 1, 2 and 3 below: FOR AGAINST ABSTAIN Item 1 — Approval of, as required by Section 312.03(c) of the NYSE Listed Company Manual, the issuance of 51 million shares of McMoRan common stock to Plains Exploration & Production Company, as may be adjusted, pursuant to an Agreement and Plan of Merger dated as of September 19, 2010. Item 2 — Approval of, as required by Sections 312.03(b) and (c) of the NYSE Listed Company Manual, the issuance of 500,000 shares of McMoRan 5 3/4% Convertible Perpetual Preferred Stock and the shares of our common stock issuable upon conversion of those shares to a subsidiary of Freeport-McMoRan Copper & Gold Inc. pursuant to a Stock Purchase Agreement dated as of September 19, 2010. FOR Item 3 — Approval of an adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of Item 1 or Item 2. AGAINST ABSTAIN Signature(s) _____________________________ Dated: ___________________________, 2010 You may specify your votes by marking the appropriate box on this side. You need not mark any box, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2 and 3. MCMORAN EXPLORATION CO. OFFERS STOCKHOLDERS OF RECORD TWO WAYS TO VOTE YOUR PROXY Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week. INTERNET VOTING VOTING BY MAIL Visit the Internet voting website at Simply sign and date your proxy card and http://www.ivselection.com/explor10_special. return it in the postage-paid envelope to Have this proxy card ready and follow the Secretary, McMoRan Exploration Co., P.O. instructions on your screen. You will incur only Box 17149, Wilmington, Delaware 19885-9809. your usual Internet charges. Available 24 hours If you are voting by Internet, please do not mail a day, 7 days a week until 11:59 p.m. Eastern your proxy card. Standard Time on December , 2010. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER , 2010. This proxy statement is available at http://www.edocumentview.com/MMR_MTG